Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MIST HOLDING CO.,

MD BE MERGER SUB, INC.

and

STREAMLINE HEALTH SOLUTIONS, INC.

Dated as of May 29, 2025

Table of Contents

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 29, 2025, is by and among Mist Holding Co., a Delaware corporation (“Parent”), MD BE Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Streamline Health Solutions, Inc., a Delaware corporation (the “Company”). Parent, the Company, and Merger Sub are referred to herein as the “Parties” and each, a “Party.”

RECITALS

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the General Corporation Law of the State of Delaware, as may be amended from time to time (the “DGCL”);

WHEREAS, the board of directors of each of Parent and Merger Sub have (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable to, and in the best interests of, Parent and Merger Sub, respectively; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; and (iii) approved the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective covenants and other obligations contained herein, and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, advisable to and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (iii) approved the execution and delivery of this Agreement, the performance by the Company of its covenants and other obligations contained herein, and the consummation of the Merger and the other transactions contemplated hereby upon the terms and subject to the conditions contained herein; (iv) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company; and (v) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to the willingness of Parent to enter into this Agreement, certain directors and officers of the Company and their respective affiliates, in each case, who hold shares of Common Stock are entering into a voting and support agreement with Parent (each, a “Support Agreement”), pursuant to which and subject to the terms and conditions set forth therein, each such holder has agreed to vote in favor of the adoption of this Agreement, among other things; and

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
    The Merger; Closing; Effective Time

1.1.    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time and in accordance with the DGCL, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall continue as the surviving corporation of the Merger (sometimes hereinafter referred to as the “Surviving Corporation”). From and after the Effective Time, the Merger will have the effects as set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, and powers of the Company and Merger Sub shall vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.2.    Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Troutman Pepper Locke LLP, 600 Peachtree Street NE, Suite 3000, Atlanta, Georgia 30308 (or at the request of either Party, by means of a virtual Closing through electronic exchange of documents and signatures) at 9:00 a.m. (Eastern Time) on the third Business Day following the day on which the last to be satisfied or waived (to the extent waivable under applicable Law and this Agreement) of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent waivable under applicable Law and this Agreement) of those conditions) has been satisfied or waived in accordance with this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date.”

1.3.    Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Company and Parent will cause the Merger to be consummated by filing all necessary documentation, including a certificate of merger in customary form and substance (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective at the time the Certificate of Merger has been filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the “Effective Time”).

ARTICLE II
    Organizational Documents of the Surviving Corporation

2.1.    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A to this Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

2.2.    Bylaws of the Surviving Corporation. At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to read as the bylaws of Merger Sub read immediately prior to the Effective Time (the “Bylaws”), except that references to Merger Sub’s name shall be replaced with references to “Streamline Health Solutions, Inc.”, until thereafter amended as provided therein, by the Charter or as provided by applicable Law and consistent with the obligations set forth in Section 6.11.

ARTICLE III
    Directors and Officers of the Surviving Corporation

3.1.    Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, with each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter, and the Bylaws.

3.2.    Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, with each to hold office until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter, and the Bylaws.

ARTICLE IV
    Effect of the Merger; Exchange of Shares; and Related Matters

4.1.    Effect of the Merger; Conversion of Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any capital stock of the Company:

(a)    Merger Consideration. Each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Common Stock that are to be cancelled in accordance with Section 4.1(b), and shares of Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by stockholders of the Company who have not voted in favor of the adoption of this Agreement (or consented thereto in writing) and who are entitled to demand, and who have perfected a demand, for appraisal rights of such shares of Common Stock in accordance with Section 262 of the DGCL (the shares of Common Stock referred to in clause (ii), “Dissenting Shares,” and the shares of Common Stock referred to in clause (i) and clause (ii), collectively, the “Excluded Shares”), shall be automatically converted into the right to receive $5.34 per share of Common Stock in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the shares of Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 4.1 shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”) that immediately prior to the Effective Time represented such shares of Common Stock shall cease to have any rights with respect to such Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 4.2, the Merger Consideration without interest thereon.

(b)    Cancellation of Certain Shares. Any shares of Common Stock that are held by the Company as treasury stock and not held on behalf of third parties, any shares of Common Stock owned by Parent or Merger Sub and any shares of Common Stock owned by any direct or indirect wholly owned subsidiary of Parent or Merger Sub, in each case, that are issued and outstanding immediately prior to the Effective Time, shall, as a result of the Merger and without any action on the part of the holder of such shares of Common Stock, cease to be outstanding and automatically cancelled without payment of any consideration therefor or any conversion thereof and cease to exist.

(c)    Conversion of Merger Sub Capital Stock. Each share of capital stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, as a result of the Merger and without any action on the part of the holder of such shares, be automatically converted into one fully paid and nonassessable share of the same class or series of capital stock, par value $0.0001 per share, of the Surviving Corporation.

4.2.    Exchange of Shares.

(a)    Appointment of Paying Agent. Prior to the Effective Time, Parent shall appoint the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement (the “Paying Agent Agreement”) reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b)    Deposit of Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of the Excluded Shares) under Section 4.1 (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent, if and as so directed by Parent. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. If the Payment Fund diminishes for any reason below the level required for the Paying Agent to promptly pay the Merger Consideration in accordance herewith, including upon shares of Common Stock ceasing to qualify as Dissenting Shares, Parent shall or shall cause the Surviving Corporation to reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration then outstanding in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Common Stock to receive the Merger Consideration as provided herein. Payments to holders in respect of each Company Option and Company Restricted Share shall be paid through the Company’s, the Surviving Corporation’s or any of their Subsidiaries’ applicable payroll procedures following the Effective Time at such time as such awards are payable, in accordance with Section 4.3.

(c)    Procedures for Surrender.

(i)    Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Common Stock (other than in respect of the Excluded Shares) (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) (or affidavit(s) of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent may reasonably specify, and (B) instructions for use in effecting the surrender of the Certificate(s) in exchange for the Merger Consideration into which the number of shares of Common Stock previously represented by such Certificate(s) shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify).

(ii)    Book-Entry Evidence. As promptly as reasonably practicable following the Effective Time and in any event not later than the third (3rd) Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Book-Entry Evidence not held through The Depository Trust Company (“DTC”) (and to deliver to DTC, in the case of holders of Book-Entry Evidence held through DTC) that immediately prior to the Effective Time represented outstanding shares of Common Stock (other than in respect of the Excluded Shares) (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Common Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Evidence shall be required to deliver a Certificate or, in the case of holders of Book-Entry Evidence held through DTC, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 4.1(a).

(d)    Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through DTC, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through DTC, receipt of an “agent’s message” by the Paying Agent, and, in each case, such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and, in each case, the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to affect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificate(s) or Book-Entry Evidence.

(e)    Transfers. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Evidence shall cease to have any rights with respect to such shares of Common Stock formerly represented thereby, except as otherwise provided herein or by applicable Law. On or after the Effective Time, any Certificates or Book-Entry Evidence presented to the Paying Agent, Parent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration as provided in this ARTICLE IV with respect to the shares of Common Stock formerly represented thereby.

(f)    Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains undistributed to the holders of the Certificates or Book-Entry Evidence on the one-year anniversary of the Effective Time shall be delivered by the Paying Agent to Parent or an Affiliate thereof designated by Parent. Any holder of shares of Common Stock (other than Excluded Shares) who has not theretofore complied with this ARTICLE IV shall thereafter look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(i)) upon delivery of the shares of Common Stock, without any interest thereon. Notwithstanding the foregoing, none of the Company, the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g)    Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration but instead will be entitled to only such rights as are granted by Section 262 of the DGCL. The holders of Dissenting Shares shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holder of Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or waives or otherwise loses such holder’s rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. If any such holder of Dissenting Shares fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or waives or otherwise loses such right to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be deemed to have been converted into, and have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, in accordance with Section 4.1(a) and shall not thereafter be deemed to be Dissenting Shares. The Company shall (i) give Parent written notice of any demands for appraisal of shares of Common Stock, withdrawals or attempted withdrawals of such demands and any other instruments served or delivered pursuant to the DGCL and received by the Company with respect to the Dissenting Shares promptly after receipt by the Company, and (ii) give Parent the opportunity, at Parent’s sole expense, to participate in and direct all negotiations and proceedings with respect to such demands for appraisal pursuant to the DGCL in respect of such Dissenting Shares. The Company shall not, except with the prior written consent of Parent, (A) make any payment with respect to any such demands for appraisal, (B) offer to settle or settle any such demands or (C) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(h)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to which the holder thereof is entitled pursuant to this ARTICLE IV.

(i)    Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent (and any Affiliates and designees of the foregoing), as applicable, shall be entitled to deduct or withhold, or cause to be deducted or withheld, from the amounts otherwise payable pursuant to this Agreement such amounts as it reasonably determines it is required to deduct or withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable U.S. federal, state or local or non-U.S. Law. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

4.3.    Treatment of Company Equity Awards and Company Warrants.

(a)    Treatment of Company Options. At the Effective Time, each option to purchase shares of Common Stock that was granted under the Company Equity Plans (each, a “Company Option”) and that is outstanding and unexercised as of the Effective Time (whether vested or unvested) and has a per share exercise price that is less than the Merger Consideration, shall, automatically and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the excess of (A) the Merger Consideration over (B) the exercise price per share of Common Stock of such Company Option. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of such cancelled Company Options the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provisions of state, local or international Tax Law with respect to the making of such payment, as promptly as practicable (and no later than thirty (30) days) following the Effective Time. Notwithstanding the foregoing, each Company Option that is outstanding and unexercised as of the Effective Time (whether vested or unvested) and has a per share exercise price equal to or greater than the Merger Consideration shall, automatically and without any action on the part of Parent, Merger Sub, the Company, or the holder thereof, be cancelled at the Effective Time for no consideration.

(b)    Treatment of Company Restricted Shares. At the Effective Time, each restricted stock award corresponding to shares of Common Stock that was granted under the Company Equity Plans (each, a “Company Restricted Share”) and that is outstanding and unvested as of the Effective Time shall, automatically and without any action on the part of Parent, Merger Sub, the Company, or the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Common Stock corresponding to such Company Restricted Shares immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration. The Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to the holders of such cancelled Company Restricted Shares the cash amounts described in the immediately preceding sentence, less such amounts as are required to be withheld or deducted under the Code or any provisions of state, local or international Tax Law with respect to the making of such payment, as promptly as practicable (and no later than thirty (30) days) following the Effective Time.

(c)    Treatment of Company Warrants. At the Effective Time, each warrant to purchase shares of Common Stock (each, a “Company Warrant”) that is outstanding and unexercised as of the Effective Time and has a per share exercise price that is less than the Merger Consideration, shall, automatically and without any action on the part of Parent, Merger Sub, the Company, or the holder thereof, be cancelled and converted into the right to receive (i) a cash payment equal to (A) the number of shares of Common Stock subject to the Company Warrant immediately prior to the Effective Time multiplied by (B) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Common Stock of such Company Warrant. Notwithstanding the foregoing, each Company Warrant that is outstanding and unexercised as of the Effective Time and has a per share exercise price equal to or greater than the Merger Consideration shall, automatically and without any action on the part of Parent, Merger Sub, the Company, or the holder thereof, be cancelled for no consideration at the Effective Time. Following the date of this Agreement, the Company shall deliver in a timely manner all notices to the holders of any Company Warrants required under the terms of such Company Warrants in connection with this Agreement and the transactions contemplated hereby.

(d)    Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee of the Company, as applicable, shall adopt any resolutions and take any other actions that are reasonably necessary to effectuate the treatment of the Company Options, the Company Restricted Shares, and the Company Warrants pursuant to this Section 4.3, and terminate the Company Equity Plans; provided, however, that all such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no effect if this Agreement is terminated without consummation of the Merger. The Company shall provide Parent with a reasonable opportunity to review drafts of all resolutions and any other documents effectuating the actions set forth in this Section 4.3 prior to the adoption of such resolutions or other documents and will give due consideration to all reasonable comments provided by Parent in connection with such review. Parent shall use its reasonable best efforts to promptly provide any comments it may have on drafts of such resolutions or other documents.

4.4.    Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time or termination of this Agreement in accordance with ARTICLE VIII, the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock shall have been changed into a different number of shares of Common Stock or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of shares of Common Stock and securities convertible or exchangeable into or exercisable for shares of Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that, nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V
    Representations and Warranties

5.1.    Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the Securities and Exchange Commission (the “SEC”) from and including February 1, 2022 and publicly available prior to the date of this Agreement (including, in each case, all exhibits and schedules thereto and documents incorporated by reference therein, but excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section, to the extent they are forward-looking in nature) (it being understood that any matter disclosed in such Company Reports will not be disclosed for purposes of Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(g)(ii), Section 5.1(m), Section 5.1(u), Section 5.1(v) or in the disclosure schedule delivered to Parent and Merger Sub by the Company concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)    Organization, Good Standing and Qualification.

(i)    The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)    Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Parent true and complete copies of the certificates of incorporation and bylaws, or equivalent organizational documents, of the Company and each of the Company’s Subsidiaries, each as in effect as of the date hereof. The Company and each of its Subsidiaries is in compliance, other than in de minimis respects, with the provisions of its certificate of incorporation and bylaws or equivalent organizational documents.

(b)    Capital Structure.

(i)    The authorized capital stock of the Company consists of 90,000,000 shares of capital stock, consisting of (A) 85,000,000 shares of Common Stock and (B) 5,000,000 shares of Preferred Stock. As of the close of business on May 27, 2025 (the “Reference Time”): (1) no shares of Preferred Stock were issued and outstanding, (2) 4,325,290 shares of Common Stock were issued and outstanding (including 175,095 Company Restricted Shares and 4,150,195 shares that are not Company Restricted Shares), (3) 2,997 shares of Common Stock were subject to outstanding Company Options, and (4) 237,027 shares of Common Stock were subject to outstanding Company Warrants. Other than the Company Securities described in the preceding sentence, as of the Reference Time, the Company had no other Company Securities issued or outstanding. Except as set forth on Section 5.1(b)(i) of the Company Disclosure Schedule, since the Reference Time, the Company has not issued any Company Securities (including derivative or convertible securities) except for (x) shares of Common Stock issued as the result of the exercise of Company Options outstanding as of the Reference Time in accordance with their terms as in effect at such time, or (y) shares of Common Stock issued as a result of the exercise of Company Warrants outstanding as of the Reference Time in accordance with their terms as in effect at such time.

(ii)    Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the Reference Time, of all outstanding Company Options and Company Restricted Shares granted under the Company Equity Plans (the “Company Equity Awards”), indicating, with respect to each Company Equity Award then outstanding, the name of the holder thereof, the type of award granted, the number of shares of Common Stock subject to such Company Equity Award, the Company Equity Plan under which such Company Equity Award was granted, the date of grant or issuance, the vesting schedule, any performance targets or similar conditions to the vesting, exercisability or settlement thereof, the vested status, and, in the case of any Company Option, the exercise price, expiration date, and whether such Company Option is intended to constitute an “incentive stock option” within the meaning of Section 422 of the Code. All outstanding Company Equity Awards have been granted pursuant award agreements substantially in the forms filed as exhibits to the Company’s Form 10-K for the fiscal year ended January 31, 2025 or otherwise provided or made available to Parent.

(iii)    Section 5.1(b)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the Reference Time, of all outstanding Company Warrants and the number of shares of Common Stock reserved for future issuance pursuant to Company Warrants, the name of the holder thereof, the agreement or other document under which such Company Warrants were granted, the exercise price, the date of grant, and the expiration date thereof. All outstanding Company Warrants are substantially in the form filed as an exhibit to the Company’s Form 10-K for the fiscal year ended January 31, 2025.

(iv)    All of the outstanding shares of Common Stock and other outstanding Company Securities were duly authorized and validly issued in accordance with the Company’s organizational documents and are fully paid and nonassessable. All of the outstanding shares of Common Stock and other outstanding Company Securities have been issued in compliance in all material respects with any applicable securities Laws or preemptive rights, rights of first refusal or other similar rights of any Person.

(v)    Section 5.1(b)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary. Other than the Company Securities set forth in Section 5.1(b)(v) of the Company Disclosure Schedule, there are no other Company Securities in the Company’s Subsidiaries issued or outstanding. All of the issued and outstanding equity interests and other Company Securities in each of the Company’s Subsidiaries are authorized and validly issued in accordance with the respective organizational documents of such Subsidiaries and are fully paid (to the extent required under such Subsidiaries’ organizational documents) and nonassessable and have been issued in compliance in all material respects with any applicable securities Laws or preemptive rights, rights of first refusal or other similar rights of any Person. The Company owns, directly or indirectly, all of the outstanding equity interests and other Company Securities in each of its Subsidiaries free and clear of all Liens other than (A) transfer restrictions imposed by federal and state securities Laws, (B) those arising under the Existing Credit Facility, and (C) any transfer restrictions contained in the organizational documents of the Company and its Subsidiaries.

(vi)    Except as set forth in the organizational documents of the Company, or as otherwise provided in Section 5.1(b)(i) or Section 5.1(b)(vi) of the Company Disclosure Schedule, there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, phantom equity interests, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to redeem, repurchase, acquire, issue, grant or sell, or giving any Person a right to subscribe for or acquire, any equity interests in the Company or any of its Subsidiaries or any other Company Securities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(vii)    Neither the Company nor any of its Subsidiaries have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Company or any of its Subsidiaries on any matter.

(viii)    Other than the Support Agreements, Section 5.1(b)(viii) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all voting trusts, voting proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of, any Person’s other rights with respect to, the shares of Common Stock or other equity interests or Company Securities of the Company or any of its Subsidiaries.

(ix)    Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity securities or long-term debt securities of any other Person.

(c)    Corporate Authority; Approval.

(i)    The Company has all requisite corporate power and authority and has taken all corporate action necessary to execute, deliver and perform its covenants and obligations under this Agreement in accordance with the terms hereof and to consummate the Merger and any other transactions contemplated by this Agreement, subject only to the Requisite Company Stockholder Approval. Except for the Requisite Company Stockholder Approval, no other corporate action by the Company (other than, in the case of the Merger, the filing of the Certificate of Merger and the other documents as required by the DGCL with the Secretary of State of the State of Delaware) or vote of holders of any class of the capital stock of the Company is necessary to approve and adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law (the “Bankruptcy and Equity Exception”).

(ii)    The Company Board has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (B) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (C) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations contained herein and the consummation of the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, (D) directed that the adoption of this Agreement be submitted to a vote of the stockholders of the Company at a meeting of the stockholders of the Company, and (E) recommended that the stockholders of the Company vote in favor of the adoption of this Agreement (the “Company Recommendation”), which Company Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(d)    Governmental Filings; No Violations.

(i)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no permit or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) regulatory or self-regulatory organization (including the SEC, Nasdaq and any other Exchange); or (D) arbitral tribunal (public or private) (each, a “Governmental Authority”), other than (1) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware, (2) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (3) compliance with any applicable rules of Nasdaq, (4) the applications, filings, consents and notices, as applicable, set forth in Section 5.1(d)(i) of the Company Disclosure Schedule, and (5) any permits or other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii)    Other than as disclosed on Section 5.1(d)(ii) of the Company Disclosure Schedule and assuming compliance with the matters referred to in Section 5.1(d)(i), the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not (A) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (B) conflict with or result in a violation or breach of any applicable Law, (C) require any consent by any Person under, constitute a breach or default, or an event that, with or without notice or lapse of time or both, would constitute a breach or default under, or cause or permit the termination, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under any agreement, lease, license, contract, note, bond, mortgage, indenture, arrangement or other obligation (excluding any Benefit Plan) (each a “Contract”) binding upon the Company or any of its Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or (D) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries, except in the case of clauses (B), (C) and (D), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)    Company Reports; Financial Statements; Internal Controls.

(i)    Except as set forth on Section 5.1(e)(i) of the Company Disclosure Schedule, the Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since February 1, 2022 (the forms, statements, certifications, reports and documents filed or furnished to the SEC, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment) and, in the case of any registration statement or proxy statement, at the date of effectiveness or mailing to stockholders of the Company, as applicable, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of each such amendment), and in the case of any registration statement or proxy statement, at the date of effectiveness or mailing to stockholders of the Company, as applicable, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, (A) there are no outstanding or unresolved comments in comment letters with respect to the Company Reports received by the Company from the SEC staff, and (B) to the Knowledge of the Company, none of the Company Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company. The Company is in compliance in all material respects with the applicable listing and corporate governance requirements of Nasdaq.

(ii)    Except as is not required in reliance on exemptions from various reporting requirements by virtue of the Company’s status as smaller reporting company under the Securities Act, the Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management of the Company and the Company Board, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements. As of the date hereof, the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in writing prior to the date of this Agreement. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iii)    The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, Company stockholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end audit adjustments), and have been prepared in conformity with U.S. GAAP (except, in the case of the unaudited statements, subject to normal and recurring year-end adjustments) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(iv)    There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the 1933 Act that have not been so described in the Company Reports.

(v)    The books of account of the Company and its Subsidiaries have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company and its Subsidiaries have been properly recorded therein in all material respects. The corporate records and minute books of the Company and each of its Subsidiaries have been maintained in accordance with all applicable Laws in all material respects, and such corporate records and minute books are complete and accurate in all material respects.

(f)    Liabilities. There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (i) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the fiscal year ended January 31, 2025 (or any notes thereto); (ii) obligations or liabilities arising in connection with the transactions contemplated by this Agreement; (iii) obligations or liabilities incurred in the ordinary course of business since January 31, 2025 (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (iv) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); (v) obligations or liabilities set forth on Section 5.1(f) of the Company Disclosure Schedule; and (vi) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)    Absence of Certain Changes.

(i)    Since January 31, 2025 through the date of this Agreement, (A) the Company and its Subsidiaries have, except in connection with the Company’s sale process, this Agreement and the transactions contemplated hereby, conducted their businesses in the ordinary course of business in all material respects, and (B) there has not been any action taken by the Company or any of its Subsidiaries or event that would have required the consent of Parent pursuant to Sections 6.1(b)(ii), 6.1(b)(iv), 6.1(b)(v), 6.1(b)(vii), 6.1(b)(viii), 6.1(b)(ix), 6.1(b)(xi), 6.1(b)(xii), 6.1(b)(xiii), 6.1(b)(xiv), 6.1(b)(xv), 6.1(b)(xx) or 6.1(b)(xxi) (to the extent related to any of the foregoing) had such action been taken or event occurred after the date of this Agreement.

(ii)    Since January 31, 2025, there has not been any change, effect, event, occurrence, circumstance, fact or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)    Litigation. Since February 1, 2022, there have been no pending or, to the Knowledge of the Company, threatened civil, criminal or administrative actions, suits, claims, charges, complaints, hearings, arbitrations, investigations, enforcement actions, disciplinary actions, examinations, inquiries, litigation, grievances, audits or proceedings (each, an “Action”) by or before any Governmental Authority to which the Company or any of its Subsidiaries is a party or against or involving any assets, properties, directors or officers of the Company and its Subsidiaries (in the case of the directors or officers, which relates to the business of the Company or its Subsidiaries), in each case, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company or any of its Subsidiaries is subject to any outstanding order, writ, injunction, decree, judgement, ruling or award of any Governmental Authority, except for those that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i)    Employee Benefits.

(i)    Section 5.1(i)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any material liability. For purposes of this Agreement, “Benefit Plans” means all benefit and compensation plans, contracts, policies, agreements or arrangements that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, and covering current or former employees, officers, directors, and individual consultants of the Company or any of its Subsidiaries who are natural persons (each, a “Service Provider”), in each case, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, the Company Equity Plans and all other employment, consulting (to the extent related to an individual natural person), retirement, termination or change in control or transaction agreements, supplemental retirement, profit sharing, deferred compensation, severance, separation pay, stock option, stock purchase, stock appreciation rights, restricted stock unit, stock-based incentive, bonus, commissions, retention, insurance, medical, welfare, disability fringe benefit or other plans, contracts, policies, agreements or arrangements providing for benefits and compensation of any kind. With respect to each material Benefit Plan listed on Section 5.1(i)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent, to the extent applicable, true and complete copies of (A) the current plan document and all material amendments thereto, (B) any related trust agreements, insurance contracts or other funding arrangements, (C) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, if any, (D) the most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, (E) the most recent IRS determination or opinion letter, and (F) all non-routine material correspondence with any Governmental Authority within the three years prior to the date of this Agreement.

(ii)     Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Benefit Plans listed on Section 5.1(i)(i) of the Company Disclosure Schedule have been funded, operated and administered, in accordance with their terms and in compliance with ERISA, the Code and other applicable Laws, (B) each Benefit Plan listed on Section 5.1(i)(i) of the Company Disclosure Schedule that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and (C) to the Knowledge of the Company, there are no circumstances reasonably expected to adversely affect the qualification of such plan under Section 401(a) of the Code.

(iii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Actions, audits, investigations, claims (other than routine claims for benefits) or proceedings, including by a Governmental Authority, by, on behalf of, against or relating to any Benefit Plan. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company or any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any Tax or penalty under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(iv)    (A) No Benefit Plan is (1) a “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) or (2) subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and (B) neither the Company nor any of its Subsidiaries has any current or contingent liability or obligation under or with respect to any such plans, including on account of any ERISA Affiliate that has had, and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a plan or arrangement that provides post-employment, post-ownership, post-service or retiree health, life or other welfare benefits to any Person other than as required under Section 4980B of the Code or other applicable Law.

(v)    Except as set forth in Section 5.1(i)(v) of the Company Disclosure Schedule, neither the execution of this Agreement, nor the consummation of the Merger or any other transactions contemplated hereby will, whether alone or in combination with another event, (A) entitle any Service Provider to severance pay or any other payment or benefit or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to any of the Benefit Plans listed on Section 5.1(i)(i) of the Company Disclosure Schedule, or (C) result in any payment (whether in cash or property or the vesting of property) that, in any of the circumstances described in clauses (A), (B) and/or (C), would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G of the Code) to any Service Provider. The Company and its Subsidiaries do not have any obligation to gross-up or otherwise reimburse or compensate any current or former employee, officer, director or other individual service provider of any Acquired Company for any Taxes incurred by such individual under or pursuant to Section 409A, Section 4999 or otherwise.

(vi)    The per share exercise price of each Company Option is no less than the fair market value of a share of Common Stock on the date of grant of such Company Option determined in a manner consistent with Section 409A of the Code. Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment made or to be made under any Benefit Plan has incurred or is reasonably expected to incur penalties under Section 409A(a)(1) of the Code.

(vii)    Section 5.1(i)(vii) of the Company Disclosure Schedule sets forth any outstanding Company Restricted Shares with respect to which the recipient made a valid and timely filed election under Section 83(b) of the Code, and a copy of such election has been provided to the Company.

(viii)    No Benefit Plan is maintained primarily for Service Providers working in any jurisdiction outside the United States.

(j)    Compliance with Laws; Company Permits.

(i)    Compliance with Laws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since February 1, 2022 (A) the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, territorial, provincial, municipal, regional, foreign or supranational laws, acts, statutes, codes, treaties and ordinances, common law, and any rules, rulings, regulations, standards, judgments, orders, writs, injunctions, decrees, awards, arbitration awards and agency requirements of any Governmental Authority (collectively, “Laws”), and (B) neither the Company nor any of its Subsidiaries has received any written notice or written communication, or, to the Knowledge of the Company, oral notice or oral communication that the Company or any of its Subsidiaries or any of their respective directors or officers, as applicable, is not in compliance with any applicable Law related to the business of the Company or any of its Subsidiaries or that the Company or any of its Subsidiaries or any of their respective directors or officers, as applicable, is under investigation by any Governmental Authority for potential non-compliance with any applicable Law related to the business of the Company or any of its Subsidiaries.

(ii)    Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company, its Subsidiaries and all of their respective officers, directors, or employees, or, to the Knowledge of the Company, any agents and other third-party Representatives acting on behalf of the Company or any of its Subsidiaries hold, and at all times since February 1, 2022 have held, all permits, licenses, certifications, approvals, registrations, identification numbers, consents, authorizations, franchises, variances, exemptions, certificates, certifications, qualifications, grants of membership variances and Orders (including all product certifications) (the “Company Permits”) required or necessary for the Company and its Subsidiaries to use, own, lease, occupy and operate their assets or properties and conduct the business of the Company and its Subsidiaries. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company Permits are valid and in full force and effect, (B) no written or, to the Knowledge of the Company, oral notice has been received by the Company or any of its Subsidiaries regarding any (x) violation of, or failure to comply with, any term or requirement of any Company Permit, or (y) revocation, cancellation, suspension, invalidation or termination of or refusal to renew any Company Permit, (C) there is no Action pending or, to the Knowledge of the Company, threatened that seeks to, or would reasonably be expected to result in, the revocation, cancellation, termination, suspension, non-renewal or adverse modification of any Company Permit, and (D) no application or notice relating to a Company Permit, including in respect of any individual authorizations required by a Governmental Authority in respect of a director, officer, employee, contractor or agent of the Company or its Subsidiaries, has been refused nor, to the Knowledge of the Company, has there been an indication that it would be refused if not withdrawn.

(iii)    International Trade. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors or employees, nor, to the Knowledge of the Company, any agents or other third-party Representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or have since April 24, 2019, been: (A) a Sanctioned Person, (B) engaged in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (C) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage, bribe, rebate, payoff, influence payment, kickback or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws or any other applicable Law, or (D) otherwise been in violation of Sanctions, export-import Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”) or any Anti-Corruption Laws. Since April 24, 2019, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Trade Controls and have obtained, or are otherwise qualified to rely upon, all material import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations or other authorizations from, and made any filings with, any Governmental Authority required for (i) the import, export, and reexport of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals. Except as set forth in Section 5.1(j)(iii) of the Company Disclosure Schedule, all items developed, produced, or exported by the Company and its Subsidiaries in the past five years are designated EAR99 under the Export Administration Regulations.

(iv)    Anti-Corruption. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries have (A) received from any Governmental Authority any written notice, inquiry, or internal or external allegation; (B) made any voluntary or involuntary disclosure to a Governmental Authority; or (C) conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to Trade Controls or Anti-Corruption Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company or its Subsidiaries, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims against the Company or its Subsidiaries, with respect to the Trade Controls or Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors or employees, are the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to Anti-Corruption Laws or Trade Controls. The Company and its Subsidiaries have implemented, maintain in effect and enforce written policies, procedures and internal controls, including an internal accounting controls system, that are reasonably designed to prevent, deter and detect material violations of applicable Trade Controls and Anti-Corruption Laws and ensure that all books and records of the Company and its Subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and dispositions of funds and assets in all material respects.

(v)    CFIUS. Neither the Company nor any of its Subsidiaries engages in (a) the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

(vi)    Health Care Matters. None of the Company, any of its Subsidiaries, any of their respective officers or directors or, to the Knowledge of the Company, any of their respective employees, agents or other third-party Representatives acting on behalf of the Company or any of its Subsidiaries, (A) has submitted, or caused to be submitted, since February 1, 2022, any claim for payment to any third-party payment program, including any governmental or commercial health plan in violation of any false claims or fraud Law, including the federal False Claims Act, 31 U.S.C. §§ 3729-3733, any other applicable federal, state, or local false claim Laws, or in material violation of any other applicable third-party payment program requirement, (B) has been convicted of, charged with or investigated for a federal or state health care program related offense, or convicted of, charged with or investigated for a violation of federal or state Law related to fraud, abuse, theft, embezzlement, breach of fiduciary responsibility, financial misconduct, obstruction of an investigation, unlawful manufacture, distribution, prescription, or dispensing of controlled substances, or patient abuse or neglect or has been debarred, excluded or suspended from participation in any governmental program or any federal or state procurement or non-procurement program, or been subject to any order or consent decree of, or criminal, civil or administrative fine or penalty imposed by, any Governmental Authority, (C) has been listed on the General Services Administration’s published list of parties excluded from federal procurement programs and non-procurement programs or the List of Excluded Individuals/Entities maintained by the Office of Inspector General of the United States Department of Health and Human Services, (D) is subject, or has been subject, to any exclusion, suspension or debarment claims, actions, proceedings, audits or investigations relating to the business of the Company or its Subsidiaries, or (E) is subject or has been subject to any order, individual integrity agreement, corporate integrity agreement or other binding agreement with any Governmental Authority concerning compliance with any health care-related Law.

(k)    Material Contracts.

(i)    Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports as of the date of this Agreement, any Benefit Plan set forth in Section 5.1(i)(i) of the Company Disclosure Schedule (unless described in Clause (J), (K) or (L) below) or as set forth in Section 5.1(k)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to and none of the Company, any of its Subsidiaries or any of their respective assets or properties are bound by any Contract described by this Section 5.1(k)(i):

(A)    that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-‐K of the Exchange Act);

(B)    that contains (1) any noncompete or exclusivity provisions to which the Company or any of its Subsidiaries is subject that restricts or purports to restrict the ability of the Company or any of its Subsidiaries to engage or compete in any line of business or geographic area or to obtain or sell any products or services to or from any other Person (or would so restrict or purport to restrict the Surviving Corporation or any of its Affiliates following the consummation of the Merger) or (2) any “most favored nation” or most favored customer provision, minimum purchase or “take-or-pay” obligations, or rights of first or last offer, negotiation or refusal, in each case, to which the Company or any of its Subsidiaries is subject (or to which the Surviving Corporation or any of its Affiliates would be subject following the consummation of the Merger);

(C)    that provides for or relates to a partnership, joint venture, collaboration or similar material arrangement (other than agreement entered into between the Company or any its wholly-owned Subsidiaries, on the one hand, and another wholly-owned Subsidiary of the Company, on the other hand);

(D)    that is (1) an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person, except for any Contract solely among or between the Company and any of its wholly-owned Subsidiaries, or (2) a hedging, derivative, swaps, currency or commodity derivatives or other similar Contract;

(E)    that (1) relates to a closed or pending acquisition or disposition of any Person, business, assets or property (including real property) (whether by merger, sale of stock, sale of assets or otherwise) that would have required the consent of Parent under Section 6.1(b) if it had been entered into or completed after the date of this Agreement or (2) includes any “earnout” or other contingent or deferred payment obligation of the Company and its Subsidiaries in excess of $100,000 that has not been satisfied in full;

(F)    that is a settlement agreement that (1) requires payment by the Company or any of its Subsidiaries after the date hereof in excess of $50,000, or (2) imposes non-monetary obligations or restrictions, other than non-de minimis obligations or restrictions, on the Company or any of its Subsidiaries applicable after the date of this Agreement;

(G)    (1) that is reasonably expected to involve expenditures by the Company or any of its Subsidiaries of more than $50,000, or (2) that is reasonably expected to involve payments to the Company or any of its Subsidiaries of more than $100,000, in the case of each of subclauses (1) and (2), individually or in the aggregate with respect to such Contract or series of related Contracts, in any fiscal year (or that previously involved such expenditures or payments in the Company’s most recently completed fiscal year);

(H)    (1) pursuant to which the Company or any of its Subsidiaries licenses or grants rights to any Person, or licenses or receives a grant of right from any Person with respect to any material Intellectual Property Right (other than (i) non-exclusive licenses for commercially available software that is made available for a total cost of less than $50,000 and Open Source Software, (ii) non-exclusive licenses granted to customers in the ordinary course of business, substantially in the form of the Company’s or any of its Subsidiaries’ forms of customer agreement, copies of which have been provided to Parent, (iii) referral agreements and reseller agreements in the ordinary course of business, substantially in the form of the Company’s or any of its Subsidiaries’ forms of referral agreement or reseller agreement, copies of which have been provided to Parent, (iv) nondisclosure agreements entered into in the ordinary course of business, and (v) agreements where any license of any Intellectual Property Rights is incidental to such agreement, such as licenses to use feedback and suggestions and licenses authorizing the use of brand materials for marketing purposes), (2) pursuant to which a Person has developed or been engaged to develop any material Intellectual Property Rights for the Company or any of its Subsidiaries (other than Contracts with employees or independent contractors pursuant to which Intellectual Property Rights are assigned to the Company or any of its Subsidiaries substantially in the form of the Company’s or any of its Subsidiaries’ forms of employee confidentiality and invention assignment agreement and contractor agreement (copies of which have been made available to Parent) or have vested in the Company or any of its Subsidiaries under applicable Law), or (3) that is entered into to settle or resolve any Intellectual Property Right-related dispute or otherwise affecting the Company’s or any of its Subsidiaries right to use or enforce any material Owned IP, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements;

(I)    to or by which the Company or any of its Subsidiaries is a party or bound that is with any Governmental Authority or any Person that is a prime contractor or subcontractor in respect of a Contract with any Governmental Authority;

(J)    that is an employment agreement or consulting agreement, in either case, with any Service Provider with annual compensation in excess of $150,000 or that provides for severance payments, change of control payments or advance notice of termination in excess of 30 days;

(K)    that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, (1) any Company Securities, (2) any equity interests of any Person or (3) any assets that have a fair market value or purchase price of more than $100,000 (other, in case of (1), (2) and (3), than the Company Equity Plans, the award agreements with respect to the Company Equity Awards set forth in Section 5.1(b)(ii) of the Company Disclosure Schedule and the Company Warrants set forth in Section 5.1(b)(iii) of the Company Disclosure Schedule);

(L)    that (1) is with any Affiliate (other than a wholly-owned Subsidiary of the Company), director or executive officer of the Company (as such term is defined in the Exchange Act), or Person holding 5% or more of the shares of capital stock of the Company (other than any Benefit Plan), (2) indemnifies any director or executive officer of the Company or any of its Subsidiaries (other than any provisions set forth in the certificate of incorporation or bylaws the Company or comparable organizational documents of its Subsidiaries) or (3) relates to the acquisition, issuance or transfer of, or any Person’s rights with respect to, any Company Securities (other than the Company Equity Plans, the award agreements with respect to the Company Equity Awards set forth in Section 5.1(b)(ii) of the Company Disclosure Schedule, the Company Warrants set forth in Section 5.1(b)(iii) of the Company Disclosure Schedule and any provisions set forth in the certificate of incorporation or bylaws of the Company or comparable organizational documents of its Subsidiaries);

(M)    that requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries after the date of this Agreement in an amount in excess of $100,000 in the aggregate; or

(N)    that is a Real Property Lease.

(ii)    All of the Contracts required to be set forth on Section 5.1(k)(i) of the Company Disclosure Schedule (or that would be required to be set forth on Section 5.1(k)(i) of the Company Disclosure Schedule but for the final parenthetical of Clause (K) or (L) above) or filed as exhibits to the Company Reports as of the date of this Agreement are collectively referred to herein as the “Material Contracts.” The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all Material Contracts required to be identified in Section 5.1(k)(i) of the Company Disclosure Schedule, including all amendments or modifications thereto, as in effect as of the date of this Agreement.

(iii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or its Subsidiaries party thereto, as the case may be, enforceable against the Company or such Subsidiaries, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, no other party thereto is (with or without notice or lapse of time or both) in default or breach under the terms of any such Material Contract and no event has occurred that (with or without notice or lapse of time or both) will, or would reasonably be expected to, (A) constitute such a violation or breach, (B) result in the acceleration of the performance of or rights in any Material Contract, or (C) give any Person the right to cancel, terminate or modify in a manner adverse to the Company or any of its Subsidiaries any Material Contract. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since February 1, 2022 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice or communication of any actual or alleged violation or breach of, default under or intention to cancel, terminate, adversely modify or not renew, any Material Contract.

(l)    Real Property.

(i)    Leased Real Property. Section 5.1(l)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of all Real Property Leases. Each of the Real Property Leases is a valid and binding agreement of the Company or its Subsidiaries party thereto, as the case may be, enforceable against the Company or such Subsidiaries, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (B) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, any other party under any Real Property Lease; and (C) the Company or its applicable Subsidiary has not (1) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (2) collaterally assigned or granted any other security interests in any Real Property Lease or any interest therein.

(ii)    Owned Real Property. No real property is or ever has been owned by the Company or any of its Subsidiaries.

(m)    Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(e), the restrictions of Section 203 of the DGCL or of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover Law (each, a “Takeover Law”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws shall not apply to the Company, the shares of Common Stock, this Agreement, the Merger or any other transactions contemplated by this Agreement. There is no shareholder rights plan or “poison pill” anti-takeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. Prior to the date of this Agreement, the Company Board has taken all action necessary, assuming the accuracy of the representations and warranties in Section 5.2(e), to ensure neither Parent nor Merger Sub will be an “interested stockholder” or prohibited from entering into consummating a “business combination” with the Company under Section 203 of the DGCL as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

(n)    Environmental Matters. Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries is, and has at all times since February 1, 2022 been, in compliance with all applicable Environmental Laws, (ii) the Company and each of its Subsidiaries possess and maintain and is compliance with, and since February 1, 2022 has possessed and maintained and has been in compliance with, all Company Permits required under Environmental Laws, (iii) neither the Company nor any of its Subsidiaries has received any written claim, notice, demand letter, citation, governmental directive or order since February 1, 2022, concerning any actual violation or alleged violation of, or actual or alleged liability under, any Environmental Law, (iv) there are no Actions, suits or proceedings pending or, to the Knowledge of the Company, threatened alleging noncompliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Law, (v) neither the Company nor any Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Authority imposing obligations or liability under applicable Environmental Laws or any indemnity or other Contract with any third party providing for or requiring it to assume or incur any liability or obligations under any Environmental Law, (vi) neither the Company nor any of its Subsidiaries have treated, stored, disposed of, arranged for the disposal of, transported, handled, manufactured, distributed, sold, or released any Hazardous Substances to the environment, except as in compliance with applicable Environmental Laws, (vii) no real property currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substances under circumstances that would reasonably be expected to require remediation or other action by the Company or any of its Subsidiaries pursuant to any Environmental Law, (viii) neither the Company nor any of its Subsidiaries is subject to liability relating to any disposal or contamination involving Hazardous Substances affecting any property or natural resources or any exposure of any Person to Hazardous Substances, and (ix) the Company has made available to Parent all environmental reports, assessments and audits, in each case, within its control relating to the past or current operations, properties or assets of the Company and its Subsidiaries.

(o)    Taxes.

(i)    The Company and each of its Subsidiaries (A) has duly and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to be filed by it, and each such filed Tax Return is true, correct and complete in all material respects, (B) has paid all material Taxes that are required to be paid by it (whether or not shown as due on such Tax Returns), and (C) has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes by it and related information reporting requirements with respect to amounts owing to or from any of its employees, creditors, customers, or other third parties. The most recent financial statements contained in the Company Reports reflect an adequate reserve (in accordance with U.S. GAAP) for all material Taxes accrued but not then payable by the Company and its Subsidiaries through the date of such financial statements.

(ii)    There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries other than Permitted Liens.

(iii)    No deficiency for any amount of material Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part.

(iv)    (A) There are no material audits, suits, claims, examinations, investigations, or other proceedings in respect of Taxes or Tax matters pending or threatened in writing against the Company or any of its Subsidiaries, and (B) with respect to any Tax years open for audit as of the date hereof, neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any material Tax, other than any such waiver or extension that is automatic or automatically granted.

(v)    Neither the Company nor any Subsidiary (A) has any material liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of U.S. state or local or non-U.S. Tax Law; (B) has material liability as a transferee, successor or otherwise by operation of Law for Taxes of any other Person (other than the Company or any of its Subsidiaries); or (C) is a party to any Tax sharing, Tax allocation, Tax indemnification or similar agreement other than (1) any agreement or arrangement solely among the Company and its Subsidiaries, or (2) any Tax sharing or indemnification provisions contained in any agreement entered into in the ordinary course of business and not primarily relating to Tax.

(vi)    In the last two years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of U.S. state or local Law).

(vii)    Neither the Company nor any of its Subsidiaries has “participated” in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local Law).

(viii)    No material written claim has been made within the past three years by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns or pay Taxes that the Company or any of its Subsidiaries is or may become subject to taxation, or required to file any Tax Return in, that jurisdiction.

(ix)    There are no material adjustments under Section 481 of the Code (or any analogous or similar provision of U.S. state, or local or non-U.S. Tax Law) that are required to be taken into account by the Company or any of its Subsidiaries in any taxable period (or portion thereof) ending after the Closing Date by reason of a change in method of accounting in any taxable period (or portion thereof) ending on or before the Closing Date.

(x)    For U.S. federal income tax purposes, the Company is and has since formation been properly classified as a corporation.

(xi)    No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into by, or issued by any Tax authority with respect to the Company or any of its Subsidiaries which agreement or ruling would be effective after the Closing Date.

(xii)    Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of formation or organization by virtue of having a permanent establishment or place of business in that country.

(xiii)    Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) change in or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law made or created at or prior to the Closing Date), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, or (F) (i) “subpart F income” within the meaning of Section 951 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) or (ii) “global intangible low-taxed income” within the meaning of Section 951A of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) of the Company or any of its Subsidiaries attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date.

(xiv)    Neither the Company nor any of its Subsidiaries has deferred any material Taxes, or will otherwise be liable for any material Taxes, under Section 965 of the Code.

(xv)    Neither the Company nor any of its Subsidiaries has ever held any interest in any entity that is classified as a partnership for federal income Tax purposes, a “controlled foreign corporation” (as defined under Section 957 of the Code) or a “passive foreign investment company” (as defined in Section 1297 of the Code) for U.S. federal (and applicable state and local) income Tax purposes.

(xvi)    The Company is not, and has never been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(xvii)    Each of the Company and its Subsidiaries have complied in all material respects with all escheat and unclaimed property Laws.

(p)    Labor Matters.

(i)    Section 5.1(p)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and its Subsidiaries as of the date hereof, and includes, for each employee: employing entity; name; job title; annual base salary (if salaried), hourly rate (if hourly), or other rates of compensation; classification as exempt or non-exempt for wage and hour purposes; current bonus target (if any); date of hire; work location (city/town, state/province, and country); accrued and unused vacation/paid time off; status (i.e., active or inactive and, if inactive, the type of leave and estimated duration); and any visa or work permit status and the date of expiration, if applicable.

(ii)    Section 5.1(p)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the natural Person independent contractors, consultants, temporary employees, leased employees and other contingent workers engaged by the Company or any of its Subsidiaries as of the date hereof, and includes for each such natural Person: name; role in the business or type of services provided; engagement start date; work location (city/town, state/province, and country); average hours worked per week; and fee or compensation arrangement.

(iii)    The Company and its Subsidiaries are neither party to, nor bound by, any Contract that is a collective bargaining agreement or other Contract with any labor union, works council or similar labor organization (each, a “Labor Agreement”) and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, or similar labor organization. Since February 1, 2022, no labor union, works council, other similar labor organization, or group of employees of the Company or any of its Subsidiaries, has made a demand for recognition or certification of a labor union or other labor organization as the collective bargaining representative of any employees of the Company or its Subsidiaries, and there are no representation or certification proceedings presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to such employees. To the Knowledge of the Company, since February 1, 2022, there have been no labor organizing activities with respect to employees of the Company or any of its Subsidiaries. Since February 1, 2022, there have been no unfair labor practice charges, material labor grievances, labor arbitrations, strikes, slowdowns, work stoppages, picketing, hand-billing, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(iv)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are, and since February 1, 2022, have been, in compliance with all applicable Laws respecting labor, employment and fair employment practices (including equal employment opportunity Laws), including all Laws respecting terms and conditions of employment, occupational safety and health, wages and hours (including the classification of independent contractors and exempt and non-exempt employees, overtime, and meal and rest breaks), immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), harassment, discrimination, retaliation, whistleblowing, disability rights or benefits, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), workers’ compensation, labor relations, leaves of absence, and unemployment insurance.

(v)    Except as has not had, and would not be expected to have, individually or in the aggregate, a Material Adverse Effect, in the past three (3) years, (A) the Company and each of its Subsidiaries has fully and timely paid all wages, wage premiums, wage penalties, salaries, commissions, severance payments, bonuses, expense reimbursements, fees, and other compensation that has come due and payable to its respective current and former employees and individual independent contractors, consultants and other non-employee service providers pursuant to applicable Law, contract or policy of the Company or its Subsidiaries, and (B) each natural Person who is performing or has performed services for the Company or any of its Subsidiaries and is or was classified and treated as an independent contractor, consultant, or other non-employee service provider is and was properly classified as such for all applicable purposes.

(vi)    To the Knowledge of the Company, (A) no current or former employee of the Company or its Subsidiaries is violating or has violated, in each case, in any material respect, any non-competition, non-solicitation, confidentiality or similar obligation owed to the Company or any of its Subsidiaries, and (B) no current employee of the Company or any of its Subsidiaries is subject to any such obligation that would reasonably be expected to prohibit or materially restrict such employee in the performance of his or her duties for the Company or such Subsidiary.

(q)    Intellectual Property.

(i)    Section 5.1(q)(i) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of all Registered Intellectual Property, including, in each case, to the extent applicable, (A) the owner of such filing, issuance or registration, (B) the date of filing, issuance or registration, (C) the filing, issuance or registration number, (D) the name of the body where the filing, issuance or registration was made, and (E) in the case of domain names and social media accounts, the domain registrar and social media handles, and all material unregistered Marks owned or purported to be owned by the Company or any of its Subsidiaries. Except as has not had, individually or in the aggregate, a Material Adverse Effect, all items of Registered Intellectual Property and Owned IP are exclusively owned by the Company or a Subsidiary thereof, as applicable, and the Company or a Subsidiary thereof has a valid license to all other Business IP, in each case, free and clear of all Liens other than Permitted Liens. Except as has not had, individually or the aggregate, a Material Adverse Effect, all Registered Intellectual Property (1) is subsisting, valid and, to the extent issued or registered, enforceable, (2) registered in the name of the Company or a Subsidiary thereof, and (3) has been duly maintained (including the payment of maintenance fees) and is not expired, cancelled or abandoned.

(ii)    Except as otherwise set forth on Section 5.1(q)(ii) of the Company Disclosure Schedule, (A) neither the Company nor any of its Subsidiaries, nor any of its or their respective businesses or activities infringe, misappropriate or otherwise violate (and in the past six (6) years, have not infringed, misappropriated or otherwise violated) the Intellectual Property Rights of any third party (“Third Party IP”), and (B) there are no pending or, to the Knowledge of the Company, threatened Actions alleging that any of the operation of the business of or any activity by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates (or, in the past six (6) years infringed, misappropriated or otherwise violated) any Third Party IP, in the case of (A) and (B), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Action is or, in the past six (6) years, has been pending or, to the Knowledge of the Company, threatened that challenges the legality, validity, enforceability, use or ownership of any Owned IP, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating (or, in the past six (6) years, has infringed, misappropriated or otherwise violated) any Owned IP, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all former and current employees, consultants and contractors of the Company and its Subsidiaries who have created or developed any Intellectual Property Rights or subject matter thereof that relates to the business of the Company or any of its Subsidiaries or its actual or demonstrably anticipated research or development, was developed in the performance of the services for the Company or any of its Subsidiaries, or was developed using the Company’s or any of its Subsidiaries’ equipment, supplies, facilities or trade secret information have executed written instruments with the Company or the applicable Subsidiary that assign to the Company or such Subsidiary Intellectual Property Rights in and to all of the forgoing or such Intellectual Property Rights have vested in the Company or the applicable Subsidiary under applicable Law.

(iv)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to protect and preserve the rights of the Company and its Subsidiaries in its confidential information, including financial and business information and client Protected Information (“Confidential Information”). The Company and each of its Subsidiaries have taken reasonable steps to protect, preserve and maintain the Owned IP, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Person that has had or currently has access to any Confidential Information is subject to appropriate written obligations regarding confidentiality, non-use and non-disclosure of such Confidential Information, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has (A) granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any of the Products, or (B) provided or disclosed any source code of any Product to any Person, except to employees and third parties involved in the development and/or maintenance of the Products pursuant to written confidentiality agreements with reasonable non-use and non-disclosure restrictions with respect to such source code.

(v)    Neither the Company nor any of its Subsidiaries has used, incorporated, modified, or distributed any Open Source Software in a manner that requires (or conditions the use, incorporation, modification or distribution of such software on) the Company or any of its Subsidiaries to disclose, make available, offer, license or distribute any source code for any Products or component thereof, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with all licenses for Open Source Software used by it, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(vi)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Products do not (A) contain any viruses, worms, time‑bombs, key-locks, or any other items that could disrupt or interfere with the operation of the Products or equipment upon which the Products operate, or the safety, security or integrity of the data, information or signals the Products produce or process, and (B) include or install undocumented or unauthorized portals, key-logs, codes, commands or other access (including backdoors) to the Products or the data, information or signals the Products produce or process, or any spyware, adware, or other similar software that monitors the use of the Products or contacts any remote computer without the knowledge and express consent of the user(s) of the applicable Product and remote computer, as applicable.

(vii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no funding, facilities or personnel of any Governmental Authority, university, college, other educational institution or research center was used directly or indirectly in connection with the development of any Owned IP in such a manner as to give any of the foregoing any claim or right, current or contingent, in or to any Owned Intellectual Property.

(viii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries use all Generative AI Tools in compliance with the applicable license terms, consents, agreements and Laws. The Company and its Subsidiaries have not included and do not include any sensitive trade secrets or material Confidential Information of the Company and its Subsidiaries, or of any third Person under an obligation of confidentiality by the Company or any of its Subsidiaries, in any prompts or inputs into any Generative AI Tools, except in cases where the applicable owner of such Generative AI Tools has agreed in writing (A) to keep such information, prompts, and services confidential and not to use it for any purpose other than providing the applicable Generative AI Tool to the Company or its Subsidiaries and (B) not to use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. The Company and its Subsidiaries have not used Generative AI Tools to develop any Owned IP that the Company or any of its Subsidiaries intended to maintain as proprietary, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ix)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, following the Closing Date, the Company and its Subsidiaries will have the same rights and privileges in the Owned IP and Intellectual Property that is licensed to the Company and the subject of any Material Contract required to be listed on Section 5.1(k)(i)(H)(1) of the Company Disclosure Schedule as the Company and its Subsidiaries had in such Intellectual Property immediately prior to the Closing Date.

(r)    Privacy and Data Protection.

(i)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries are and at all times since February 1, 2022 have been in material compliance with (A) all Privacy Requirements, (B) HIPAA and the Cures Act and (C) all material contractual requirements regarding the use of PHI.

(ii)    Except as disclosed in Section 5.1(r)(ii) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries have received any written or, to the Knowledge of the Company, oral notice of any material claims (including written notice from third parties acting on the Company or one of its Subsidiary’s behalf), charges, or investigations or regulatory inquiries related to, or have been charged with, any material violation of any Privacy Requirements, HIPAA or the Cures Act. To the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such notice or claim, charge, investigation, or regulatory inquiry. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Business Associate, has experienced any breaches or security incidents in the last five (5) years, involving (A) unauthorized access to Company Systems, or (B) unauthorized access, use or disclosure of Protected Information or PHI. Neither the Company nor any of its Subsidiaries have been required to notify any Person of any such breaches or security incidents.

(iii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Company and its Subsidiaries has at all times since February 1, 2022, implemented and maintained reasonable and appropriate physical, technical and administrative safeguards designed to protect the security and integrity of the Company Systems that process PHI, and PHI in the Company’s or its Subsidiaries’ possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, in compliance with HIPAA, including: (A) implemented all security management processes required by HIPAA, including a risk analysis, risk management activities, a sanction policy and information system activity review, as described at 45 C.F.R.§ 164.308(a)(1)(ii); (B) implemented all required implementation specifications and all addressable implementation specifications, as required by HIPAA; (C) created and maintained written policies and procedures required by HIPAA and reasonably implemented such policies and procedures; (D) trained its Workforce with respect to the Company’s obligations under HIPAA; and (E) executed HIPAA-compliant Business Associate Agreements when such agreements are required under HIPAA, and complied with such agreements. The Company and its Subsidiaries conduct commercially reasonable security vulnerability testing, risk assessments, and external assessments of Company Systems (“Security Reviews”). The Company and its Subsidiaries timely correct and have timely corrected any material security vulnerabilities identified in such Security Reviews, and there are no material security vulnerabilities that have not been effectively remediated.

(iv)    To the Knowledge of the Company, the Company is not under investigation by any Governmental Authority for a violation of HIPAA or the Cures Act, and has not received any written or, to the Knowledge of the Company, oral notice of any such Action from any Person, Covered Entity or from the United States Department of Health and Human Services Office for Civil Rights or any Governmental Authority relating to any such violations, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written or, to the Knowledge of the Company, oral notice of any Action from any Covered Entity regarding a violation of, or non-compliance with, the provision of any Business Associate Agreement.

(v)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the Knowledge of the Company, none of the Company or any of its Subsidiaries are subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Company or any of its Subsidiaries from receiving, accessing, storing or using any Protected Information or PHI in the manner in which each of the Company or any of its Subsidiaries received, accessed, stored and used such Protected Information or PHI prior to the Closing. None of the transactions contemplated by this Agreement, including the Merger, will result in any material violation by the Company or any of its Subsidiaries of Privacy Requirements.

(vi)    The Company Systems are sufficient in all material respects for the purposes and operation of the business of the Company and its Subsidiaries as conducted in the ordinary course of business and consistent with past practice, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since February 1, 2022, there have been no breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the Company Systems (or the data processed thereby) that have caused any material disruption to or material interruption in or to the use of the Company Systems or the conduct of the business of the Company or any of its Subsidiaries. The Company Systems do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware, including any unauthorized feature (including any worm, bomb, backdoor, clock timer or other disabling device, code, design or routine) that causes Protected Information or the Company Systems, or any portion thereof, to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. The Company and its Subsidiaries have implemented commercially reasonable backup, security and disaster recovery technology.

(vii)    To the extent required by Privacy Laws, the Company and its Subsidiaries establish reasonable and appropriate contractual measures that require its vendors and service providers that process Protected Information on behalf of the Company or any of its Subsidiaries to comply with applicable Privacy Requirements and maintain commercially reasonable security measures designed to safeguard Protected Information against unauthorized access, use and disclosure. To the Knowledge of the Company, no vendors or service providers have experienced any breaches or unauthorized access, use or disclosure of Protected Information processed on behalf of the Company or any of its Subsidiaries.

(viii)    Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since February 1, 2022, neither the Company nor, to the Company’s Knowledge, any of its Business Associates, has experienced an information security or privacy breach involving PHI. The Company has not made, nor been required by HIPAA to make, any disclosures or other notification to any Covered Entity, Person or Governmental Authority regarding an actual or potential use or disclosure of PHI in violation of HIPAA.

(ix)    Since February 1, 2022, the Company has not supplied or provided access to PHI processed by it to a third party for remuneration or other consideration in any manner that has violated HIPAA or any counterpart state Privacy Laws in any material respect.

(s)    Suppliers and Customers.

(i)    Section 5.1(s)(i) of the Company Disclosure Schedule sets forth a list of the ten (10) largest vendors to the Company and its Subsidiaries based on the aggregate value of purchases made by the Company and its Subsidiaries during each of the fiscal years ended January 31, 2024 and January 31, 2025 (the “Major Suppliers”), and, in each case, showing the approximate aggregate dollar value of total purchases by the Company and its Subsidiaries from each such Major Supplier during each such fiscal year.

(ii)    Section 5.1(s)(ii) of the Company Disclosure Schedule sets forth a list of (A) the fifteen (15) largest customers of the Company and its Subsidiaries based on the aggregate revenue received by the Company and its Subsidiaries during each of the fiscal years ended January 31, 2024 and January 31, 2025 and (B) the top ten largest customers of the Company and its Subsidiaries based on the aggregate software-as-a-service annual recurring revenue of the Company and its Subsidiaries attributable to such customer as of January 31, 2025 (the “Major Customers”), and, in each case, showing the approximate aggregate dollar value of total revenue received by the Company and its Subsidiaries from each such Major Customer during each such fiscal year or the aggregate software-as-a-service annual recurring revenue as of such date, as applicable.

(iii)    Since January 31, 2024, except as set forth on Section 5.1(s)(iii) of the Company Disclosure Schedule, no Major Customer or Major Supplier has terminated its relationship with the Company or any of its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received written or, to the Knowledge of the Company, oral notice that any Major Customer or Major Supplier intends to terminate or materially reduce (in case of a Major Customer) its purchases or materially increase (in case of a Major Supplier) the pricing or materially change other terms of its business, relationship or Contract with the Company or any of its Subsidiaries.

(t)    Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries provide coverage in such amounts and against such risks as is reasonably sufficient to satisfy applicable Law and the monetary requirements specifically provided on the face of all material Contracts to which the Company or any of its Subsidiaries is bound. Each Insurance Policy maintained by or on behalf of the Company is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since February 1, 2022, (i) the Company and its Subsidiaries have not been refused any insurance, nor has coverage been limited, by any insurance carrier, (ii) no insurer under any of the Insurance Policies has disputed, or, to the Knowledge of the Company, given any indication that it intends to dispute, the validity of any of the Insurance Policies on any grounds, (iii) no claims have been made, no claim is outstanding and, to the Knowledge of the Company, no fact or circumstance exists that would reasonably be expected to give rise to a claim under any of the Insurance Policies and, to the Knowledge of the Company, no event, act, or omission has occurred that requires notification under any of the Insurance Policies, and (iv) none of the insurers under any of the Insurance Policies has refused, or, to the Knowledge of the Company, given any indication that it intends to refuse, indemnity in whole or in part in respect of any claims under the Insurance Policies, and, to the Knowledge of the Company, nothing has been done or omitted to be done by the Company and its Subsidiaries, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected, to entitle the insurers under any of the Insurance Policies to refuse indemnity in whole or in part in respect of any claims under the Insurance Policies. True and complete copies of the Insurance Policies have been made available to Parent.

(u)    Fairness Opinion. The Company Board has received the opinion of its outside financial advisor, Cain Brothers, a division of KeyBanc Capital Markets Inc. (“Cain Brothers”), to the effect that, as of the date of such opinion and based on and subject to the limiting conditions, qualifications and assumptions considered by Cain Brothers in the preparation thereof (which are stated in its written opinion), the Merger Consideration to be received by the holders of shares of Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders, and as of the date of this Agreement, the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(v)    Brokers and Finders. Except for the Company’s obligations to Cain Brothers, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, financial advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger, based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.

(w)    Affiliate Transactions. Since February 1, 2022, there have been no transactions (or series of related transactions), Contracts, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions (or series of related transactions), Contracts agreements, arrangements or understandings, that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act that have not been otherwise disclosed in the Company Reports filed prior to the date hereof.

(x)    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or in any closing certificate delivered pursuant to Section 7.3(c), the Company agrees and acknowledges that neither Parent, Merger Sub, nor any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub, or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and Parent and Merger Sub shall not have any liability to the Company resulting from the Company’s reliance on any such information. The Company specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in this Agreement or in any closing certificate delivered pursuant to Section 7.3(c), that may have been made by any Person, and acknowledges and agrees that Parent and Merger Sub and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

5.2.    Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure schedule delivered to the Company by Parent concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosed with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), each of Parent and Merger Sub hereby represents and warrants to the Company that:

(a)    Organization, Good Standing and Qualification. (i) Parent is a corporation duly incorporated and in good standing under the Laws of the State of Delaware, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement.

(b)    Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or any other transactions contemplated by this Agreement, other than any such vote of approval that has been obtained on or prior to the date hereof. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate actions necessary to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and any other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub (assuming due authorization, execution and delivery by the Company), enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c)    Governmental Filings; No Violations.

(i)    The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement requires no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (C) compliance with any applicable stock exchange rules, and (D) any permits, or other actions authorizations or filings the absence of which or where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(ii)    Assuming compliance with the matters referred to in Section 5.2(c)(i), the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement do not and will not (A) conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) conflict with or result in a violation or breach of any applicable Law, (C) require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, acceleration of any right or obligation or the loss of any benefit to which Parent, Merger Sub or any of their respective Subsidiaries are entitled, under any Contract binding upon Parent, Merger Sub or any of their respective Subsidiaries, or to which any of their respective properties, rights or other assets are subject, or any permit necessary to conduct the business of Parent, Merger Sub or any of their Subsidiaries as currently conducted, or (D) result in the creation or imposition of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of Parent, Merger Sub or any of their Subsidiaries, except in the case of clauses (B), (C) and (D), as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(d)    Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent, threatened Actions by or before any Governmental Authority against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

(e)    Sufficiency of Funds. Parent has sufficient unrestricted cash on hand or other sources of immediately available funds to enable Parent to consummate the transactions contemplated by this Agreement and pay the Merger Consideration hereunder in accordance with the terms and conditions of this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby. Parent understands and acknowledges that receipt or availability of funds or financing by Parent or any of its Affiliates shall not be a condition to Parent’s obligations hereunder.

(f)    Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.0001 per share, all of which are duly authorized, validly issued and outstanding. All of the issued and outstanding equity interests of Merger Sub are, and at the Effective Time, will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, and, other than equity interests owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, there are (i) no other equity interests, shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for equity interests, shares of capital stock or voting securities of Merger Sub, and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any equity interests, capital stock, voting securities or securities convertible into or exchangeable for equity interests, capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and at the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation or pursuant to this Agreement and the Merger and any other transactions contemplated by this Agreement.

(g)    Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of itself or any of its Affiliates. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, and assuming (i) satisfaction of the conditions set forth in Section 7.1 and Section 7.2 (and after giving effect to the Merger and the other transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration, any other amounts required to be paid pursuant to ARTICLE IV and any other fees and expenses incurred by Parent or Merger Sub in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement and any repayment or refinancing of debt contemplated in this Agreement), (ii) the accuracy of the representations and warranties set forth in Section 5.1 in a manner that would satisfy the condition set forth in Section 7.2(a), and (iii) the compliance by the Company with its covenants contained in ARTICLE VI in all material respects, Parent and each of its Subsidiaries, on a consolidated basis and taken as a whole, will be Solvent.

(h)    Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent or its Affiliates, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or any other transactions contemplated by this Agreement.

(i)    Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in a Proxy Statement, and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent, Merger Sub or their respective Representatives with respect to statements made or incorporated by reference therein based on information supplied by the Company or its Representatives for inclusion or incorporation by reference in a Proxy Statement and any amendment or supplement thereto to the extent such information is supplied by the Company or its Representatives.

(j)    Ownership of Shares of Common Stock. Neither Parent, Merger Sub nor any of their respective Affiliates beneficially owns (or has beneficially owned in the past three years) any shares of Common Stock or other securities of, or economic interests in, the Company.

(k)    No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement or in any closing certificate delivered pursuant to Section 7.2(d), Parent and Merger Sub agree and acknowledge that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub in connection with this Agreement or the Merger, including information conveyed at management presentations, in virtual data rooms or in due diligence sessions and, without limiting the foregoing, including any estimates, projections, predictions or other forward-looking information, and the Company shall not have any liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information. Each of Parent and Merger Sub specifically disclaims that it is relying on or has relied on any representations or warranties, other than those representations and warranties contained in this Agreement or in any closing certificate delivered pursuant to Section 7.2(d), that may have been made by any Person, and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that it has had reasonable access to, and has been afforded the opportunity to request and review, the books and records of the Company and its Subsidiaries (including in the possession of the Company’s Representatives).

ARTICLE VI

Covenants

6.1.    Interim Operations.

(a)    During the period commencing on the date hereof and running until the earlier of the Effective Time or the termination of this Agreement in accordance with ARTICLE VIII (the “Pre-Closing Period”), except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), or (iv) as set forth on Section 6.1 of the Company Disclosure Schedule, the Company will, and will cause its Subsidiaries to, use its and their commercially reasonable efforts to (A) conduct their businesses in the ordinary course of business consistent with past practice, and (B) preserve intact in all material respects their respective assets, properties, business organizations and relationships and goodwill with partners, customers, clients, suppliers, distributors, licensors, licensees, employees, contractors and other Persons with which it has material business dealings.

(b)    During the Pre-Closing Period, except (1) as expressly contemplated, required or permitted by this Agreement, (2) as required by applicable Law, (3) as approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned), or (4) as set forth on Section 6.1 of the Company Disclosure Schedule, the Company will not, and will cause its Subsidiaries not to:

(i)    (x) adopt any change in the certificate of incorporation or bylaws of the Company or (y) adopt any change in the comparable organizational documents of any of the Company’s Subsidiaries;

(ii)    (A) merge or consolidate the Company or any of its Subsidiaries with any other Person, or (B) restructure, reorganize, recapitalize or completely or partially liquidate or dissolve or otherwise enter into any agreement or arrangement imposing restrictions on the assets, operations or business of the Company or any of its Subsidiaries, other than recapitalization, liquidation or dissolution of any wholly owned Subsidiary of the Company that are immaterial to the Company and its Subsidiaries, taken as a whole, and to the extent such actions are not expected to be adverse to Parent (provided that this Section 6.1(b)(ii) shall not prevent the structuring of a transaction specifically permitted by Section 6.1(b)(xiii) in the form of a merger or consolidation (provided, further, that (x) the use of such structure is consistent with past practice and (y) the Company is not merging or consolidating with any other Person));

(iii)    issue, sell, pledge, encumber, dispose of or grant, or authorize the issuance, sale, pledge, encumbrance, disposition or grant of, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock or other equity interests, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities or the value of which is otherwise derived from any shares of such capital stock or other equity interests or such convertible or exchangeable securities (collectively, “Company Securities”), in each case, other than (A) any such transaction solely among the Company and its wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries, or (B) any grant or issuance of shares of Common Stock (1) in respect of any exercise of Company Options, (2) in respect of any exercise of Company Warrants, or (3) pursuant to vesting or settlement of any Company Restricted Shares, in each case, solely to the extent such Company Options, Company Warrants or Company Restricted Shares, as applicable, are outstanding as of the date of this Agreement or granted after the date hereof in accordance with this Agreement and solely in accordance with the terms of the underlying agreement pursuant to which such Company Options, Company Warrants, or Company Restricted Shares, as applicable, were issued and, in the case of Company Equity Awards, the applicable Company Equity Plan;

(iv)    make any loans, advances or capital contributions to or investments in any Person (other than to the Company or any of its wholly-owned Subsidiaries), other than (A) any delayed collection of trade payables in the ordinary course of business consistent with past practice and (B) any such transaction solely among the Company and its wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;

(v)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise with respect to any Company Securities, except for dividends or other distributions paid by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company;

(vi)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any Company Securities except for (A) any such transaction solely among any of the Company’s wholly-owned Subsidiaries, or (B) acquisitions of shares of Common Stock in satisfaction of withholding obligations in respect of the settlement or exercise of Company Equity Awards that are outstanding as of the date of this Agreement or granted after the date hereof in accordance with this Agreement;

(vii)    create, incur, assume or guarantee any Indebtedness or issue any debt securities or guarantees of the same or any other Indebtedness, except for borrowings in the ordinary course of business for working capital purposes under the Existing Credit Facility; guarantees or credit support provided by the Company or any of its Subsidiaries of the obligations of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice to the extent such Indebtedness is in existence on the date of this Agreement or incurred in compliance with clause (A) of this Section 6.1(b)(vii), and any Indebtedness solely among the Company and its wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;

(viii)    (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, or (B) amend, modify or waive in any material respect in a manner adverse to the Company or any of its Subsidiaries or terminate any Material Contract (other than (x) amendments, modifications or waivers in the ordinary course of business consistent with past practice or (y) expirations of any such Contract in accordance with its terms);

(ix)    make any material changes with respect to financial accounting policies or procedures, except as required by Law or by U.S. GAAP or official interpretations with respect thereto or by any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(x)    settle or compromise any Action, except for any settlement or comprise that (A) does not require payments from the Company or its Subsidiaries exceeding $50,000 individually (for any single claim or of related claims) or $100,000 in the aggregate (for all such settlements or compromises from and after the date hereof), after taking into account any insurance coverage amounts with respect thereto under the policies maintained by the Company or any of its Subsidiaries, and (B) does not (x) impose any non-de minimis restriction on the business or operations of the Company or any of its Subsidiaries (or any restriction on Parent or any of its Subsidiaries other than the Company and its Subsidiaries after the Closing) or (y) include any non-de minimis non-monetary or injunctive relief, or the admission of any wrongdoing, by the Company or any of its Subsidiaries or any of their respective employees, officers or directors;

(xi)    assign, transfer, sell, lease, license, sublicense, encumber (other than Permitted Liens), abandon, permit to lapse, or otherwise surrender, relinquish or dispose of any material assets or property (including any material Owned IP) except transactions solely among the Company and its wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries; provided, that, for the avoidance of doubt, the loss of a customer or client in the ordinary course of business shall not be covered by this Section 6.1(b)(xi);

(xii)    except for such actions (i) required by Benefit Plans in existence as of the date hereof, (ii) required by applicable laws, (iii) otherwise reasonably necessary to renew Benefits Plans in the ordinary course of business consistent with past practice (in a manner that does not materially increase benefits or result in a material increase in administrative costs except in either case from changes in costs in the market), or (iv) otherwise expressly contemplated by the terms of this Agreement: (A) increase the compensation or other benefits payable or provided to any Service Provider; (B) increase or accelerate or commit to increase or accelerate the funding, payment or vesting of any benefits provided under any Benefit Plan; (C) grant or promise to grant any cash or equity or equity-based incentive awards, bonus, change of control, severance or retention award to any Service Provider, (D) establish, adopt, enter into, terminate or materially amend any material Benefit Plan (including any Benefit Plans and arrangements described in Section 5.1(i)(iv)), or (E) terminate the employment of (other than for cause) or hire or promote any Service Provider that receives or would receive annual base compensation in excess of $150,000;

(xiii)    acquire any business, assets or capital stock or other equity interests of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation or otherwise), other than the acquisition of assets from vendors or suppliers of the Company or any of its Subsidiaries in the ordinary course of business;

(xiv)    other than where such action is required by Law, (A) make (inconsistent with past practice), change or revoke any material Tax election; (B) change any annual Tax accounting period or material method of Tax accounting, (C) file any material amended Tax Return, (D) settle or compromise any material claim related to Taxes for an amount materially in excess of amounts reserved, (E) enter into any material closing agreement with respect to Taxes, (F) surrender any right to claim a material Tax refund for an amount materially in excess of amounts reserved, or (G) file any material Tax Return (except consistent with past practice) (it being agreed and understood that, notwithstanding any other provision, including Section 6.1(b)(ix) (insofar as it relates to Taxes), no other subsection of this Section 6.1(b) shall apply to Tax compliance matters);

(xv)    other than in accordance with the Company’s capital expenditure budget set forth in Section 6.1(b)(xv) of the Company Disclosure Schedule, incur or commit to any capital expenditure or expenditures, except capital expenditures of less than $50,000 individually or $100,000 in the aggregate;

(xvi)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, material salary or wage reductions, or material work schedule changes, other than individual employment terminations in the ordinary course of business;

(xvii)    become a party to, establish, adopt, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(xviii)    apply for, seek or obtain any Company Permit that (A) would prevent, materially delay or materially impede the transactions contemplated hereby, or (B) would require Parent to make any filing or notice with or disclosure to any Governmental Authority;

(xix)    terminate, cancel or allow to lapse any material insurance coverage maintained by the Company or any of its Subsidiaries without replacing such coverage with a comparable amount of insurance coverage, other than in the ordinary course of business;

(xx)    enter into a new line of business or abandon or discontinue any existing line of business; or

(xxi)    agree, authorize or commit to do any of the foregoing.

(c)    Nothing contained in this Agreement is intended to give Parent or Merger Sub or any of their Affiliates, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2.    Acquisition Proposals; Change of Recommendation.

(a)    No Solicitation or Negotiation. During the Pre-Closing Period, the Company agrees that, except as otherwise expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the employees (including any officers) and directors of the Company or its Subsidiaries shall, and that it shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly:

(i)    initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii)    engage in, continue or otherwise participate in any discussions or negotiations regarding or in connection with, or provide any nonpublic information or data to any Person or Group relating to or in connection with, any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (other than to state that the terms of this Section 6.2 prohibit such discussions);

(iii)    furnish to any Person (other than Parent or any of its Affiliates) any non-public information relating to the Company or any of its Subsidiaries or afford to any such Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its Subsidiaries, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, an Acquisition Proposal;

(iv)    approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; or

(v)    resolve or agree to do any of the foregoing.

The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ respective Representatives to, (1) immediately cease any and all existing activities, discussions or negotiations with any Persons or Group with respect to any of the matters referenced in the preceding sentence, (2) promptly terminate all access granted to any such Persons or Group and its or their Representatives to any physical or electronic data room (or any other diligence access), and (3) promptly (and in any event within two (2) Business Days following the date hereof) request any Third Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal to return or destroy all confidential information in the possession of such Third Person or its Representatives.

(b)    Exceptions to No Solicitation. Notwithstanding anything in Section 6.2(a) to the contrary, but subject to compliance with the other provisions of this Section6.2(b), prior to the receipt of the Requisite Company Stockholder Approval, in response to a bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a breach of this Section 6.2, the Company may, or may authorize its Representatives to, provide information in response to a request therefor by a Person or Group who has made such a bona fide written Acquisition Proposal if the Company receives from such Person or Group so requesting such information an Acceptable Confidentiality Agreement; provided, that such Acceptable Confidentiality Agreement need not prohibit the making, or amendment, of an Acquisition Proposal; and provided, further, that the Company shall substantially concurrently disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided; and engage or participate in any discussions or negotiations with any Person or Group who has made such a bona fide written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (i) or clause (ii), prior to taking such particular action, the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that (A) such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (B) failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law. The Company shall promptly (but in any event within forty-eight (48) hours) notify Parent of any such determination. Anything in this Agreement to the contrary notwithstanding, the Company, directly or indirectly through one or more of its Representatives, may, subject to compliance with Section 6.2(c), prior to the receipt of the Requisite Company Stockholder Approval, seek clarification from (but not engage in negotiations with or provide non-public information to) any Person or Group that has made an Acquisition Proposal that did not result from a breach of this Section 6.2 solely to clarify and understand any ambiguous terms and conditions of such proposal that are necessary to provide adequate information for the Company Board to make an informed determination under this Section 6.2.

(c)    Notice of Acquisition Proposal. During the Pre-Closing Period, the Company shall promptly (but, in any event, within forty-eight (48) hours) give written notice to Parent of (i) any Acquisition Proposal received by the Company, its Affiliates or Subsidiaries or any of their respective Representatives, (ii) any request for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Acquisition Proposal, and (iii) any inquiry or request for discussion or negotiation regarding an Acquisition Proposal, including in each case, a summary of the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal, and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms and conditions of any such Acquisition Proposals (including any amendments or supplements or proposed amendments or supplements thereto) and the status of any such discussions or negotiations. In addition, during the Pre-Closing Period, the Company shall promptly (but, in any event within forty-eight (48) hours) after the receipt thereof, provide to Parent copies of any Acquisition Proposal and any written documentation or correspondence setting forth or reflecting the terms (or revised terms) of such Acquisition Proposal (including any financing thereof) which is sent or received in respect of such Acquisition Proposal between the Company and the Person making such Acquisition Proposal (or by any of their respective Representatives on its behalf).

(d)    No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(e), neither the Company Board nor any committee thereof shall:

(i)    withhold, withdraw, qualify, change, amend or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify, change, amend or modify (in a manner adverse to Parent)) the Company Recommendation (it being understood that it shall be considered a modification adverse to Parent if (A) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend against acceptance of such tender or exchange offer by the holders of shares of Common Stock within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or (B) any Acquisition Proposal is publicly announced and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement reaffirming the Company Recommendation or stating that the Company Recommendation has not been changed), but in any event with two Business Days prior to the Company Stockholders Meeting;

(ii)    authorize, adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to authorize, adopt, approve, endorse, recommend or otherwise declare advisable), any Acquisition Proposal;

(iii)    fail to include the Company Recommendation in the Proxy Statement; and

(iv)    except as expressly permitted by, and after compliance with, this Section 6.2, approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, share exchange agreement or other similar agreement with respect to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 6.2(b) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing Section 6.2(d)(i) through Section 6.2(d)(iv), a “Change of Recommendation”).

(e)    Superior Proposal Termination; Changes of Recommendation.

(i)    Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Requisite Company Stockholder Approval, in response to a bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in this Section 6.2, the Company Board may effect a Change of Recommendation or cause the Company to terminate this Agreement pursuant to Section 8.1(h), if, prior to taking either such action, (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal; (B) the Company shall have given five Business Days’ prior written notice to Parent that the Company has received such proposal, specifying in reasonable detail the material terms and conditions of such proposal (including the identity of the Person or Group making such proposal) and providing copies of the most recent versions of all proposed agreements relating to such proposal, and that the Company intends to take such action (and the reasons therefor), and during such five Business Day period (the “Match Period”), the Company shall (and shall cause the Company’s officers, employees, financial advisors, outside legal counsel and other Representatives to) participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement; and (C) at the end of the Match Period, prior to taking action to effect a Change of Recommendation or terminate this Agreement pursuant to Section 8.1(h), the Company Board determines (taking into account any adjustment to the terms and conditions of this Agreement proposed by Parent in writing in response to such Acquisition Proposal, if any) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal and that the failure to effect a Change of Recommendation in response to such Superior Proposal would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law; provided that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.2(e)(i) shall be reduced to two Business Days and the Match Period in respect of such new written notice shall be two Business Days.

(ii)    Notwithstanding anything in this Agreement to the contrary, prior to the receipt of the Requisite Company Stockholder Approval, in response to an Intervening Event, the Company Board may effect a Change of Recommendation if prior to taking such action (A) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law; (B) the Company shall have given five Business Days’ prior written notice to Parent that the Company has determined that an Intervening Event has occurred or arisen (which notice will describe such Intervening Event in reasonable detail) and that the Company intends to effect a Change of Recommendation, and after giving such notice and prior to effecting such Change of Recommendation, the Company negotiates (and causes the Company’s officers, employees, financial advisors, outside legal counsel and other Representatives to negotiate) in good faith with Parent and its Representatives (to the extent Parent wishes to negotiate) to make such adjustments or revisions to the terms and conditions of this Agreement in response thereto; and (C) at the end of the five Business Day period, prior to taking action to effect a Change of Recommendation, the Company Board takes into account any adjustments or revisions to the terms and conditions of this Agreement proposed by Parent in writing in response to such notice, and determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Change of Recommendation in response to such Intervening Event would be reasonably likely to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law; provided that in the event of any material changes regarding any Intervening Event, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.2(e)(ii) with respect to such new written notice, except that the advance written notice obligation set forth in Section 6.2(e)(ii) shall be reduced to two Business Days.

(iii)    "Intervening Event” means any material change, effect, event, occurrence or development that was not known to the Company Board or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, only the portion of such change, effect, event, occurrence or development of which the magnitude or material consequences were not known or reasonably foreseeable by the Company Board as of the date of this Agreement); provided, however, that in no event shall (A) an Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal), (B) any change, in and of itself, in the price or trading volume of the shares of Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), or (C) the fact, in and of itself, that the Company exceeds (or fails to meet) internal or published projections, forecasts, estimates or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been an Intervening Event, to the extent otherwise permitted by this definition), in each case, constitute or be deemed to contribute to an Intervening Event.

(f)    Certain Permitted Disclosure. Anything in this Agreement to the contrary notwithstanding, the Company and the Company Board may, to the extent applicable, disclose to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or make any “stop, look and listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act so long as any such disclosure does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation; provided, however, that nothing in this Section 6.2(f) or any other provision of this Agreement shall be construed to permit the Company to effect any Change of Recommendation other than in accordance with and to the extent expressly permitted by this Section 6.2.

(g)    Standstill Provisions. During the Pre-Closing Period, the Company shall not terminate, amend or otherwise modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement; provided that the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce any provision of any such agreement if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties to the Company’s stockholders under applicable Law so long as the Company promptly notifies Parent thereof after granting any such waiver and otherwise complies with this Section 6.2.

(h)    Breach by Representatives. The Company agrees that any breach of this Section 6.2 by any director, officer or other Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Section 6.2 by the Company.

6.3.    Proxy Statement Filing; Information Supplied.

(a)    The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement (but in no event later than twenty (20) Business Days after the date hereof), a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”).

(b)    Subject to the remainder of this Section 6.3, the Company and Parent shall reasonably cooperate and use their respective commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, as applicable, in writing of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Party copies of all correspondence between such Party or any of its Representatives and the SEC with respect to the Proxy Statement. Each of the Company and Parent shall provide Parent and the Company, as applicable, and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC. The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as possible after confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth (10th) calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement (the date of such confirmation or deemed confirmation, the “SEC Clearance Date”).

(c)    The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, Merger Sub, any of their respective Affiliates or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent, Merger Sub or any of their respective Affiliates or any of their respective Representatives should be discovered by a Party, which information should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall as promptly as practicable following such discovery notify the other Party or Parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 6.3) an amendment or supplement to the Proxy Statement, and (ii) the Company shall cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders.

(d)    The Company shall provide Parent with a reasonable opportunity to review drafts of the Proxy Statement, any other documents related to the Company Stockholders Meeting and all written communications with the SEC (including any amendments or supplements to the Proxy Statement, any additional soliciting materials and any response letters with respect to comments received on the Proxy Statement from the SEC) prior to the filing or submission thereof and will consider in good faith any reasonable comments provided by Parent in connection with such review. Parent shall use its reasonable best efforts to promptly provide any comments it may have on drafts of the foregoing. The Company shall not file the Proxy Statement or any amendment or supplement thereto without the approval of Parent (which approval shall not be unreasonably withheld, conditioned or delayed).

6.4.    Company Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess, postponement or other delay thereof in accordance with the terms of this Agreement, the “Company Stockholders Meeting”) as promptly as reasonably practicable after the SEC Clearance Date (which Company Stockholders Meeting shall in no event be scheduled initially for a date that is later than the fortieth (40th) day following the first mailing of the Proxy Statement to the holders of the shares of Common Stock without the prior written consent of Parent), to consider and vote upon the adoption of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. In connection with such meeting, the Company shall not submit any other proposal (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the approval of the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, the Company may (and if requested by Parent on no more than two occasions, shall) adjourn, recess, postpone or otherwise delay the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, as applicable, reasonably believes there will be insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary either to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholders Meeting more than two times pursuant to this clause (a) without Parent’s prior written consent), and the Company may adjourn, recess, postpone or otherwise delay the Company Stockholders Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (a) and (b), unless agreed in writing by the Company and Parent, any single such adjournment, recess or postponement shall be for a period of no more than ten (10) Business Days and, in the case of clause (b) shall be for the minimum duration determined by the Company in good faith to be necessary to give the stockholders of the Company sufficient time to evaluate the applicable supplement or amendment. Subject to Section 6.3(d), the Company Board shall include the Company Recommendation in the Proxy Statement and the Company shall use its reasonable best efforts to obtain the Requisite Company Stockholder Approval. Subject to the provisions of this Agreement, the Company will conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act in a manner to enable the record date for the Company Stockholders Meeting to be set so that the Company Stockholders Meeting can be held promptly following the effectiveness of the Proxy Statement. The Company will consult with Parent with respect to such record date and will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) unless required by applicable Law. The Company agrees (i) to provide Parent periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports to the extent received from the Company’s proxy solicitor) and (ii) to give written notice to Parent one (1) Business Day prior to the Company Stockholders Meeting and on the day of, but prior to, the Company Stockholders Meeting of the status of the Requisite Company Stockholder Approval. The Company shall permit Parent and its Representatives to attend the Company Stockholders Meeting.

6.5.    Efforts; Cooperation; Antitrust Matters.

(a)    Subject to the terms of this Agreement, each of the Company, Parent and Merger Sub shall use reasonable best efforts to: (i) take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to cause the conditions precedent set forth in ARTICLE VII to be satisfied and consummate and make effective the Merger and any other transactions contemplated by this Agreement when required in accordance with ARTICLE VII as promptly as reasonably practicable and in any event prior to the Outside Date; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent, the Company or any of their respective controlled Affiliates, including under the Antitrust Laws (including by making an appropriate response to requests from any such Governmental Authorities); (iii) obtain from any clients of the Company’s partner firms any consents, waivers, approvals, authorizations, or clearances advisable or required to be obtained by such partner firms; (iv) avoid any Action by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger or any other transactions contemplated by this Agreement; and (v) as promptly as reasonably practicable, make or cause to be made any other required or advisable registrations, declarations, submissions and filings with respect to the Merger or any other transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law; provided, however, that in no event shall Parent or any of its Affiliates be required to take any action with respect to its or their respective assets, interests or businesses, including (A) selling, divesting, licensing, holding separate or otherwise disposing of any assets, interests or businesses, (B) terminating, relinquishing, modifying, transferring, assigning, restructuring or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its Affiliates, or (C) any other behavioral undertakings or commitments whatsoever, including taking any steps or actions requested or required by any Governmental Authority, or creating or consenting to create any relationships, ventures, contractual rights, obligations or other arrangements of Parent or any of its Affiliates. The Company and its Subsidiaries shall reasonably cooperate to facilitate the receipt by Parent and its Affiliates of any approvals or to take any other reasonable actions required to permit Parent and its Affiliates (including the Company and its Subsidiaries following the Closing) to operate in compliance with applicable Law following the consummation of the Merger.

(b)    Without limiting the generality of anything contained in this Section 6.5, Parent and the Company shall: (i) give the other Parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement of which it becomes aware; (ii) keep the other Parties informed as to the status of any such request or proceeding; (iii) give the other Parties notice and an opportunity to participate in any substantive communication made to the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), or any other domestic, foreign or supranational Governmental Authority pursuant to any Antitrust Laws regarding the Merger or any other transactions contemplated by this Agreement, and (iv) promptly notify the other Parties of any communication received by such Party or its Affiliates from the FTC, the DOJ or any other domestic, foreign or supranational Governmental Authority pursuant to any Antitrust Laws regarding the Merger or any other transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or substantive written materials submitted or substantive communication made to any Governmental Authority pursuant to any Antitrust Laws in connection with the Merger or any other transactions contemplated by this Agreement (including the Proxy Statement). The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual obligations, and (z) as necessary to address reasonable privilege concerns.

(c)    Subject to applicable Laws and as required by any Governmental Authority, the Company, on the one hand, and Parent, on the other hand, each shall keep the other apprised of the status of matters relating to completion of the Merger and the other transactions contemplated hereby, including promptly furnishing the other with copies of (i) any notice or other communication received by such Party or its Affiliates from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement or (ii) upon receiving any material notice or other material communication from any third party whose consent or approval is required for consummation of the Merger or the other transactions contemplated by this Agreement or any Governmental Authority in each case in connection with such consents or the transactions contemplated by this Agreement.

(d)    Parent shall not take any action or fail to take any action that could reasonably be expected to hinder, delay or prevent the obtaining of clearance or any consent or the expiration of the required waiting periods under any Antitrust Law or other applicable Law or otherwise hinder, delay or prevent the consummation of any of the transactions contemplated hereby.

(e)    For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) regulate foreign investments.

6.6.    Information; Access and Reports.

(a)    The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority in connection with the Merger and any other transactions contemplated by this Agreement.

(b)    Subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours and consistent with applicable Law, upon reasonable advance notice, during the Pre-Closing Period, to its employees and other personnel and contracts and other books and records (other than any such matters that relate to the negotiation and execution of this Agreement (including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto) or, subject to Section 6.2, any Acquisition Proposal or Superior Proposal); provided that the Company shall not be required to afford such access or furnish such information if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries and no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, that would violate any of its obligations to third parties with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or to disclose any privileged information of the Company or any of its Subsidiaries if such disclosure would be reasonably likely to result in a loss of such privilege; provided that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i) and (ii), the Company shall notify Parent of the failure to disclose and describe generally any information so withheld and, at Parent’s reasonable request, the Parties shall use commercially reasonable efforts to implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. The Confidentiality Agreement, dated as of April 9, 2025, by and between the Company and Hayes Management Consulting, LLC (the “Confidentiality Agreement”), shall apply with respect to information furnished by the Company, its Subsidiaries and their respective Representatives hereunder.

(c)    To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7.    Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the shares of Common Stock from Nasdaq and the deregistration of the shares of Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.8.    Publicity. The initial press release regarding the Merger shall be a joint press release of Parent and the Company reasonably acceptable to Parent and the Company. Thereafter, neither the Company nor Parent, nor any of their respective Affiliates or Representatives, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger or any other transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comments by the other Party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the Party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other Party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good-faith consideration to any such comments proposed by the other Party, (b) subject to Section 6.2, if applicable under the circumstances, in connection with any communications relating to a Change of Recommendation or Acquisition Proposal, or (c) any disclosure of information concerning this Agreement in connection with any dispute between the Parties regarding this Agreement. Notwithstanding anything to the contrary in this Section 6.8, (i) each of the Parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements (x) are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company or to the extent that they have been reviewed and previously approved by both Parent and the Company, and (y) do not reveal material, nonpublic information regarding the other Parties, the Merger or the other transactions contemplated hereby, and (ii) Parent, Merger Sub and their respective Affiliates may, without consultation or consent, make ordinary course disclosure and communication to existing or prospective general or limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions.

6.9.    Employee Benefits.

(a)    Parent agrees that each employee of the Company and/or any of its Subsidiaries (the “Employer Entities”) employed as of immediately prior to the Closing who continues to be employed with any of Parent, the Company, the Surviving Corporation, or any of their Affiliates immediately following the Closing (each such employee, a “Continuing Employee”) shall, during the period commencing on the Closing Date and ending on the first anniversary thereof (or the date of termination of employment of the relevant Continuing Employee, if sooner), be provided with (i) a base salary or base wage no less than the base salary or base wage provided to such Continuing Employee by the Employer Entities immediately prior to the Effective Time, and (ii) employee benefits (excluding any equity or equity-based incentives, defined benefit pension benefits, defined contribution pension benefits, cash perquisites, post-employment or retiree health and welfare benefits other than as required by applicable Laws and severance) (collectively, the “Excluded Benefits”) that are substantially comparable in the aggregate to the employee benefits (other than the Excluded Benefits) provided to such Continuing Employee immediately prior to the Effective Time.

(b)    Parent shall use commercially reasonable efforts to cause (i) any pre-existing conditions or limitations, evidence of insurability requirements, and eligibility waiting periods under any group health plans of Parent or its Affiliates in which Continuing Employees participate after the Closing Date to be waived with respect to the Continuing Employees and their eligible dependents to the extent such conditions or limitations were waived or satisfied under the corresponding Benefit Plan, (ii) the amount of eligible expenses paid by each Continuing Employee and his or her eligible dependents during the portion of the plan year ending prior to participation in any plans of Parent or its Affiliates after the Closing Date that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the corresponding deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates for the applicable plan year, and (iii) any of Parent’s (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting (other than with respect to future equity awards) and future severance and vacation benefit accrual thereunder, service by such Continuing Employees to the Employer Entities or predecessors as if such service were with Parent and its Affiliates, to the same extent and for the same purpose as such service was credited under a comparable Benefit Plan, in each case, except to the extent it would result in a duplication of compensation or benefits.

(c)    Parent shall cause the Surviving Corporation and its Subsidiaries to honor (i) all existing employment agreements by and among the Company and/or any of its Subsidiaries and any Continuing Employee, (ii) all Benefit Plans, subject to any subsequent amendments in accordance with the terms of such Benefit Plans and applicable laws and (iii) the Company’s commission arrangements with employees in respect any fiscal year ending prior to the Closing Date and the fiscal year which includes the Closing Date (the “Commission Arrangements”), in each case, as in effect on the date hereof or hereafter entered into or amended in accordance with this Agreement and the terms of the applicable employment agreement, Benefit Plan or Commission Arrangement.

(d)    Unless Parent requests otherwise in writing at least ten (10) days prior to the Closing Date, the Board of Directors of the Company shall adopt resolutions (subject to the prior review and reasonable approval of Parent) to terminate, effective as of at least one (1) day prior to the Closing Date (the “Termination Date”), contingent on the Closing, any plan that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any of its ERISA Affiliates (the “401(k) Plan”) and, thereafter, no further contributions shall be made to the 401(k) Plan other than deferrals of compensation earned prior to the Termination Date (and any related matching contributions) and/or payments on plan loans.  The Company shall remain solely responsible for any obligations with respect to the 401(k) Plan through the Termination Date, including the filing of all required forms and notices, and the performance of any required compliance testing or audit response obligations. The Company shall provide to Parent copies of the resolutions of the Company Board authorizing such termination, duly adopted by the Board at a meeting or by written consent.  If the 401(k) Plan is terminated prior to the Closing Date, Parent shall use commercially reasonable efforts to cause the Continuing Employees to be immediately eligible to participate, effective as of the Effective Time (or as soon as administratively practicable thereafter), in a 401(k) plan sponsored or maintained by Parent or one of its ERISA Affiliates (the “Parent 401(k) Plan”), and Parent shall use commercially reasonable efforts to take any and all actions as may be required, including amendments to the 401(k) Plan and/or the Parent 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of plan loans) or a combination thereof in an amount equal to the full account balance distributable to such Continuing Employee from the 401(k) Plan.

(e)    The Parties hereby acknowledge and agree that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans.

(f)    Notwithstanding the foregoing, nothing contained in this Agreement shall (i) be treated as an establishment or amendment of any particular Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit or compensation plans, programs, policies, agreements or arrangements or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms and applicable laws, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee, or (iv) create any third-party beneficiary rights, including for the benefit of any Service Provider, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10.    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and any other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except to the extent otherwise expressly set forth in Section 8.2 or Section 9.10.

6.11.    Indemnification; Insurance.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law and required by the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries as in effect as of the date of this Agreement (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law and required by the certificate of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries as in effect as of the date of this Agreement, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (each an “Indemnified Party” and collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (i) their service as such or their service at the request of the Company or its Subsidiaries as a director, officer, employee, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise, or (ii) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case, at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including with respect to (A) the Merger and any other transactions contemplated by this Agreement, and (B) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.

(b)    Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring at or prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational documents) or in any Contract, in each case, as in effect as of the date of this Agreement and provided to Parent, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six years following the Effective Time, Parent shall and shall cause the Surviving Corporation to cause the Charter and the Bylaws to contain provisions with respect to indemnification and exculpation in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company as of the date of this Agreement, except as required by applicable Law. During such six-year period or such period in which an Indemnified Party is asserting a claim for indemnification pursuant to this Section 6.11, whichever is longer, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, except as required by applicable Law.

(c)    Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policies, (ii) the Company’s and its Subsidiaries’ existing fiduciary liability insurance policies and (iii) the Company’s and its Subsidiaries’ existing employment practices liability insurance policies, in each case, for a claims reporting or discovery period of at least six years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s and its Subsidiaries’ insurance carrier as of the date of this Agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance, fiduciary liability and employment practices liability insurance (collectively, the “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s and its Subsidiaries’ existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director, officer or principal of the Company or any of its Subsidiaries by reason of his or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall Parent or the Surviving Corporation be required to expend for such “tail” insurance policies an aggregate amount in excess of 300% of the annual premium paid by the Company for the calendar year immediately preceding the date of this Agreement (such 300% amount, the “Maximum Premium”); provided, further, that if the aggregate amount of such “tail” insurance policies exceeds the Maximum Premium, the Surviving Corporation shall obtain policies with the greatest coverage available for a cost not exceeding the Maximum Premium. If the Surviving Corporation for any reason does not obtain such “tail” insurance policies, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s and its Subsidiaries’ existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as provided in the Company’s and its Subsidiaries’ existing policies as of the date of this Agreement; provided that in no event shall Parent or the Surviving Corporation be required to expend for all such comparable D&O Insurance an annual premium amount in excess of 150% of the annual premium paid by the Company for the calendar year immediately preceding the date of this Agreement; provided, further, that if the annual premiums of such comparable D&O Insurance for any given year exceeds such applicable amount, the Surviving Corporation shall obtain policies with the greatest coverage available for a cost not exceeding such applicable amount.

(d)    The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated, amended, waived or otherwise modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party. The obligations of the Surviving Corporation, Parent, and their respective Subsidiaries pursuant to this Section 6.11 are joint and several. The rights of the Indemnified Parties pursuant to this Section 6.11 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws, (ii) the similar organizational documents of the Subsidiaries of the Company, (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries made available to Parent, or (iv) applicable Law.

(e)    In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other Person, then in each case proper provision shall be made (to the extent such obligations are not otherwise transferred, assumed or assigned by operation of law) so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11.

(f)    Prior to the Closing, the Company shall (i) cooperate with Parent in good faith in connection with the renewal or extension of any of the Insurance Policies maintained by the Company or any of its Subsidiaries, (ii) use commercially reasonable efforts to consult with Parent regarding the renewal or extension of any of the Insurance Policies maintained by the Company or any of its Subsidiaries and (iii) keep Parent informed, on a reasonably current basis, of the status and terms of any renewed or extension of any of the Insurance Policies maintained by the Company or any of its Subsidiaries.

6.12.    Stockholder Litigation. The Company shall promptly notify Parent of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger or any other transactions contemplated by this Agreement (including by providing copies of all litigation documents served on or otherwise provided to the Company or any of its directors or officers) and shall keep Parent reasonably informed regarding any such stockholder litigation. Until the Effective Time or the earlier termination of this Agreement in accordance with ARTICLE VIII, the Company shall (a) provide Parent an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any transaction contemplated by this Agreement and consult with Parent with respect to the defense, settlement or compromise of any such stockholder litigation, and the Company shall give reasonable and good-faith consideration to any comments proposed by Parent, and (b) give Parent the opportunity to participate (but not to control), at Parent’s expense, in the defense, settlement or prosecution of any such stockholder litigation, including by giving Parent the opportunity to attend and participate in any meetings (whether in-person or otherwise), telephone or video calls or other conferences with stockholders’ counsel regarding any settlement of such stockholder litigation. In no event shall the Company enter into or agree to any settlement or mooting action with respect to such stockholder litigation without Parent’s consent, which consent, except in the case of a settlement or mooting action that includes an admission of fault, shall not to be unreasonably withheld, delayed or conditioned. Notwithstanding anything to the contrary in this Section 6.12, any Action relating to the Dissenting Shares will be governed by Section 4.2(g).

6.13.    Cooperation with Financing.

(a)    Before the Closing Date, the Company shall use its commercially reasonable efforts to provide, and to cause its Subsidiaries to use their commercially reasonable efforts to provide, to Parent and Merger Sub, cooperation as is customary for a senior secured credit agreement (the “Financing”), and as reasonably requested by Parent in connection with assisting them in their arrangement of the Financing, including to, upon Parent’s written request:

(i)     cooperate reasonably with the Financing Sources’ due diligence, to the extent customary and reasonably requested;

(ii)    as soon as reasonably available, but in any event before the Closing Date, furnish Parent and Merger Sub with all historical financial statements, financial data, audit reports and other financial information regarding the Company and its Subsidiaries reasonably requested and prepared in the ordinary course of business; and

(iii)    execute and deliver as of (but not before) the Closing any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitate the pledging of collateral as of (but not before) the Closing.

Notwithstanding the forgoing: (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing; (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing; and (C) no liability shall be imposed on the Company or any of its Subsidiaries or any of their respective officers or employees involved before the Closing Date; provided that: (1) in no event shall the Company or any of its Subsidiaries be required to provide any such cooperation to the extent it interferes unreasonably with the ongoing operations of the Company and its Subsidiaries; (2) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives on account of the Financing shall be effective until the Effective Time (excluding in connection with any authorization letters delivered by the Company in connection with the Financing); (3) in no event shall the Company or any of its Subsidiaries be required to pay any commitment or other fee, enter into any definitive agreement or agree to provide any indemnity in connection with the Financing before the Effective Time; (4) nothing in this Section 6.13 shall require any action that would materially conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Laws or result in, before the Effective Time, the material contravention of any Material Contract to which the Company or its Subsidiaries is a party; (5) neither the Company or its Subsidiaries nor any Person who is a director, officer or employee of the Company or its Subsidiaries shall be required to: (x) pass resolutions or consents (except those that are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing); or (y) execute any document (excluding the authorization letters referred to in clause (2) above) or Contract that will become effective before the occurrence of the Closing in connection with the Financing; (6) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to disclose or provide any information in connection with the Financing, the disclosure of which, in the reasonable judgment of the Company, is subject to attorney-client privilege or would result in the disclosure of any trade secrets or the violation of any confidentiality obligation; provided that the Company or such Subsidiary shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information, and in the case of any confidentiality obligation, the Company shall, to the extent permitted by such confidentiality obligations, notify Parent if any such information that Parent, Merger Sub or any Financing Source has specifically identified and requested is being withheld as a result of any such obligation of confidentiality; (7) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to prepare or deliver: (x) any financial information in a form not customarily prepared by the Company or its Subsidiaries in the ordinary course of their business; (y) any financial information with respect to a fiscal period that has not yet ended; or (z) any pro forma financial information or projections; (8) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to issue any offering or information documents or provide or to deliver any legal opinion in connection with the Financing; (9) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would cause the Company or any of its Subsidiaries to breach any representation, warranty, covenant or agreement in this Agreement; (10) none of the Company or its Subsidiaries or any of their respective Representatives shall be required to take any action that would cause any director, officer or employee or shareholder of the Company or any of its Subsidiaries to incur personal liability; and (11) none of the Company or its Subsidiaries shall be required to participate in “road shows” or similar sales or marketing events. Neither the Company nor any of its Subsidiaries makes any representation or warranty as to any of the materials or information provided to Parent or the Financing Sources pursuant to this Section 6.13(a) or otherwise.

(b)    Parent shall, if the Closing shall not occur: (i) promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including (A) attorneys’ fees and (B) out-of-pocket fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 6.13(b) (the Parties understanding that the reimbursement set forth in this paragraph shall not apply to any fees, costs and expenses incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements); and (ii) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under this Section 6.13) and any information used in connection therewith, in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of the Company or any of its Subsidiaries (the “Reimbursement Obligations”).

(c)    The Company hereby consents to the use of its logos solely in connection with the Financing; provided that Parent and Merger Sub shall ensure that such logos are used solely: (i) in a manner that is not intended to or reasonably likely to harm or disparage the Company or the Company’s reputation or goodwill; (ii) in connection with a description of the Company, its business and products or the Merger; and (iii) in a manner that will comply with the Company’s usage requirements to the extent made available to Parent before the date of this Agreement and applicable Law.

(d)    Parent and Merger Sub acknowledge and agree that the obtaining of the Financing is not a condition to Closing.

(e)    Prior to the Closing, in no event will Parent, Merger Sub or any of their respective Affiliates (that for this purpose will be deemed to include each direct investor in Parent or Merger Sub and the Financing Sources or potential Financing Sources of Parent, Merger Sub and such investors) enter into any Contract: (i) awarding any agent, broker, investment banker or financial advisor any financial advisory role on an exclusive basis; or (ii) prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or financial advisory services to any Person, in each case in connection with a transaction relating to the Company or any of its Subsidiaries or in connection with the Merger.

(f)    The Parties acknowledge and agree that, notwithstanding anything to the contrary herein, (i) a breach of this Section 6.13 by the Company or any of its Subsidiaries shall in no event constitute a basis for termination of this Agreement, and (ii) that the Company’s obligations under this Section 6.13 shall be deemed satisfied unless the Company or any of its Subsidiaries knowingly and intentionally materially breaches its obligations under this Section 6.13.

6.14.    Other Actions by the Company.

(a)    Takeover Laws. The Company and the Company Board shall (i) take reasonable actions within their power to ensure that no Takeover Law or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement; (ii) not take any action that would cause any Takeover Law or any anti-takeover provision in the Company’s certificate of incorporation or bylaws to become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement; and (iii) if the restrictions of any Takeover Law or any anti-takeover provision in the Company’s certificate of incorporation or bylaws are or become applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall take all actions within their power, to the extent permitted by applicable Law, to ensure that the Merger or such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effects of such Law or provision of the Company’s certificate of incorporation or bylaws on such transactions.

(b)    Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.15.    Obligations of Parent. Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent or Merger Sub if such action would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and any other transactions contemplated by this Agreement.

6.16.    Notification of Certain Matters.

(a)    During the Pre-Closing Period, the Company will give prompt written notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(c) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of the Company that is set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement.

(b)    During the Pre-Closing Period, Parent will give prompt written notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing. No such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub that is set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement.

(c)    Notwithstanding anything to the contrary in this Agreement, a breach of the obligations of the Company or Parent under this Section 6.16 will not be taken into account for purposes of determining whether any conditions set forth in ARTICLE VII have been satisfied.

6.17.    Repayment of Indebtedness.

(a)    On the Closing Date, Parent shall (or shall cause its Affiliate to), on behalf of the Company and its Subsidiaries, pay in full all amounts outstanding or otherwise due and owing pursuant to the terms of the financing arrangements set forth on Section 6.17 of the Company Disclosure Schedule (the “Company Debt”), including accrued interest thereon and all fees and other obligations (including penalties or other charges or amounts that become payable thereunder as a result of the prepayment thereunder or the consummation of the transactions contemplated at the Closing or that may become due and payable at the Effective Time) of the Company or any of its Subsidiaries thereunder (collectively, the “Debt Payoff Amount”) in accordance with the Payoff Letters.

(b)    At least one (1) Business Day prior to the Closing Date, the Company shall provide Parent with (i) customary fully executed payoff letters (the “Payoff Letters”) from the applicable banks or other lenders with respect to the Company Debt, which Payoff Letters shall set forth the aggregate amount required to satisfy in full all amounts outstanding or otherwise due and owing by the Company or any of its Subsidiaries thereunder as of Closing and shall provide for a release and termination of all Liens and guarantees thereunder and the termination of all loan and collateral documentation (other than provisions that by their terms expressly survive repayment in full of the obligations) related thereto upon the receipt of the respective payoff amounts specified in the Payoff Letters, and (ii) drafts of Lien release and termination documents, in form ready for filing where applicable, with respect to all Liens securing such Company Debt and making arrangements for the return of all possessory collateral related to the Payoff Letters. Notwithstanding anything to the contrary in the foregoing, the Company and its Subsidiaries shall not be required to (i) agree to any term or take any action in connection with its obligations under this Section 6.17 that is not conditioned upon consummation of the Merger, or (ii) pay any commitment or other similar fee or incur or assume any liability or other obligation in connection with the actions contemplated by this Section 6.17 or be required to take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with such actions, in each case, prior to, or that is not conditioned upon the occurrence of, the Closing.

6.18.    FIRPTA Certificate. At or prior to the Closing, the Company shall deliver to Parent and Merger Sub an affidavit from the Company certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), dated not more than thirty (30) days prior to the Closing Date, signed under penalties of perjury, and otherwise in form and substance as required by Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with the notice to the IRS required by Treasury Regulations Section 1.897-2(h)(2).

6.19.    Resignations. At the request of Parent, the Company shall use its reasonable best efforts to cause any officers or directors of the Company or any of its Subsidiaries designated by Parent at least two (2) Business Days prior to the Closing Date to resign only in such capacity (and not in his or her capacity as an employee of the Company or any of its Subsidiaries), in each case, effective as of the Effective Time.

ARTICLE VII

Conditions

7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver (except with respect to Section 7.1(a), which shall not be waivable) at or prior to the Closing of each of the following conditions:

(a)    Requisite Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained.

(b)    Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, announced, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is then in effect and that restrains, enjoins, renders illegal or otherwise prohibits consummation of the Merger.

7.2.    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company set forth in Section 5.1(g)(ii) (Absence of Material Adverse Effect) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date; each of the representations and warranties of the Company set forth in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(iv) and Section 5.1(b)(vi) (Capital Structure) shall be true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of a particular date or period of time, in which case as of such particular date or period of time), except for any de minimis inaccuracies; (iii) each of the representations and warranties of the Company set forth in the first sentence of Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(b)(vi) (Capital Structure), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(m) (Takeover Statutes), Section 5.1(u) (Fairness Opinion) and Section 5.1(v) (Brokers and Finders): (A) to the extent not qualified or limited by the word “material,” “materiality” or “Material Adverse Effect” as set forth therein, shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all material respects as of such particular date or period of time); and (B) to the extent qualified or limited by the word “material,” “materiality” or “Material Adverse Effect” as set forth therein, shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be true and correct as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)    Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(d)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(e)    Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(c) and Section 7.2(d) are satisfied.

7.3.    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger are also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger or any other transactions contemplated by this Agreement.

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c)    Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.

ARTICLE VIII

Termination

8.1.    Termination. This Agreement may be terminated and the Merger and any other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time:

(a)    by mutual written consent of the Company and Parent;

(b)    by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2025 (the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach (and, in the case of Parent, including any breach by Merger Sub) of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of the failure of the Merger to be consummated by such time;

(c)    by either Parent or the Company if the Requisite Company Stockholder Approval shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting or at any postponement, recess or adjournment thereof taken in accordance with this Agreement; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach (and, in the case of Parent, including any breach by Merger Sub) of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of the failure to obtain the Requisite Company Stockholder Approval;

(d)    by either Parent or the Company if any court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated or entered any Order that permanently restrains, enjoins, renders illegal or otherwise permanently prohibits consummation of the Merger and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any party whose breach (and, in the case of Parent, including any breach of Merger Sub) of any representation, warranty, covenant or agreement set forth in this Agreement has been the proximate cause of such Order;

(e)    by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become untrue, in either case such that any condition set forth in Section 7.2(a), or Section 7.2(c) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company describing such breach or failure in reasonable detail and stating Parent’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to Parent if it or Merger Sub is in breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(f)    by the Company if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, if any representation or warranty of Parent or Merger Sub set forth in this Agreement shall have become untrue, such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by the Company to the breaching Party describing such breach or failure in reasonable detail and stating the Company’s intention to terminate this Agreement and abandon the Merger and any other transactions contemplated by this Agreement or (ii) three Business Days prior to the Outside Date); provided, that the right to terminate this Agreement pursuant to this Section 8.1(f) shall not be available to the Company if it is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would give rise to a failure of a condition set forth in Section 7.2(a) or Section 7.2(c);

(g)    by Parent, prior to the time the Requisite Company Stockholder Approval is obtained, if a Change of Recommendation shall have been made or occurred; or

(h)    by the Company prior to the time the Requisite Company Stockholder Approval is obtained, in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(e); provided that (i) prior to such termination, the Company has complied with its obligations under Section 6.2, (ii) the Company enters into such Alternative Acquisition Agreement concurrently with such termination, and (iii) prior to or concurrently with such termination, the Company pays or causes to be paid the Company Termination Fee due to Parent.

8.2.    Effect of Termination and Abandonment.

(a)    The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination. Except to the extent expressly provided in this Section 8.2, in the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that the provisions set forth in this Section 8.2 and the second and third sentences of Section 9.1 shall survive the termination of this Agreement. Notwithstanding the previous sentence, but subject to Section 8.2(d), nothing in this Agreement will relieve any Party from any liability for any fraud or Willful Breach of this Agreement prior to the termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements therein will survive the termination of this Agreement in accordance with their respective terms.

(b)    Subject to Section 8.2(d), in the event that this Agreement is terminated:

(i)     (1) by either the Company or Parent pursuant to (x) Section 8.1(b) (Outside Date), or (y) Section 8.1(c) (Requisite Company Stockholder Approval Not Obtained) or (2) by Parent pursuant to Section 8.1(e) (Company Breach);

(B)    an Acquisition Proposal shall have been made public (or otherwise become publicly known) or announced to the Company or the Company Board which Acquisition Proposal has not been withdrawn publicly without qualification at least five Business Days prior to the Company Stockholders Meeting or prior to the date of termination in the case of a termination pursuant to Section 8.1(b) or Section 8.1(e); and

(C)    within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have consummated a transaction contemplated by an Acquisition Proposal or shall have entered into an Alternative Acquisition Agreement with respect to any Acquisition Proposal (regardless of whether the transaction contemplated by such Alternative Acquisition Agreement is consummated), or in the case of an Acquisition Proposal that is a tender offer, shall have approved or recommended to the Company’s stockholders or otherwise not opposed such Acquisition Proposal; provided that for purposes of this Section 8.2(b)(i)(C), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii)    (A) by Parent pursuant to Section 8.1(g) (Change of Recommendation) or (B) by either the Company or Parent pursuant to (x) Section 8.1(b) (Outside Date) or (y) Section 8.1(c) (Requisite Company Stockholder Approval Not Obtained), in each case, at such time that Parent had the right to terminate this Agreement pursuant to Section 8.1(g) (Change of Recommendation); or

(iii)    by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), within two Business Days after the earlier of the entry into such Alternative Acquisition Agreement and the consummation of such Acquisition Proposal (or in the case of an Acquisition Proposal that is a tender offer, within two Business Days after the Company shall have approved or recommended to the Company’s stockholders or otherwise not opposed such Acquisition Proposal), (2) in the case of Section 8.2(b)(ii), within two Business Days after termination of this Agreement, and (3) in the case of Section 8.2(b)(iii), concurrently with termination of this Agreement, the Company shall pay or cause to be paid a termination fee of $950,000 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(c)    Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement; accordingly, if the Company fails to timely pay Parent any amount due pursuant to Section 8.2(b), and, to obtain such payment, Parent commences a suit that results in a judgment against the Company, the Company shall pay to Parent its reasonable, documented and out-of-pocket costs and expenses (including the reasonable, documented and out-of-pocket attorneys’ fees of outside counsel; provided, that, in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement that is dependent on the outcome of the proceedings be deemed to constitute reasonable, documented and out-of-pocket attorneys’ fees) in connection with such suit, together with interest on the amount payable pursuant to Section 8.2(b) compounded annually at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by Parent) in effect on the date such amount was required to be paid from such date through the date of full payment thereof (any such amounts of costs, expenses and interest, the “Enforcement Costs”).

(d)    Limitations on Remedies.

(i)    In no event shall the Company be required to pay a Company Termination Fee on more than one occasion.

(ii)    If this Agreement is validly terminated pursuant to Section 8.1, in circumstances where the Company Termination Fee (if any) is paid pursuant to and in accordance with Section 8.2(b), Parent and Merger Sub’s right to receive the Company Termination Fee, and any Enforcement Costs pursuant to and in accordance with Section 8.2(b), shall be the sole and exclusive remedies of Parent, Merger Sub and their respective Related Parties against the Company and its Related Parties pursuant to this Agreement and the transactions contemplated hereby, including for any loss or monetary damages suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or any other transactions contemplated by this Agreement to be consummated; provided that the foregoing shall not limit the Company’s liability for any fraud or Willful Breach of this Agreement prior to the termination of this Agreement.

(e)    Each of the Parties acknowledges and agrees that the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fee is due and payable and which do not involve any fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger and any other transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision.

(f)    Following the termination of this Agreement in accordance with this ARTICLE VIII, Parent shall reimburse the Company as and to the extent provided by the Reimbursement Obligations (if any).

ARTICLE IX

Miscellaneous and General

9.1.    Survival. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in ARTICLE IV, Section 6.9 (Employee Benefits), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This ARTICLE IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses) and Section 8.2 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement; provided, however, that in the event of a termination of this Agreement, nothing herein will relieve any Party from any liability for any fraud or Willful Breach of this Agreement prior to the termination of this Agreement.

9.2.    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that after the receipt of the Requisite Company Stockholder Approval, no amendment shall be made that by applicable Law requires further approval by the holders of shares of Common Stock without obtaining such further approval. Notwithstanding anything else to the contrary herein, the provisions set forth in this Section 9.2, Section 9.5, and Section 9.8 (and with respect to any of the foregoing, any of the defined terms used therein), in each case, may not be amended, modified or altered in any manner adverse to the Financing Sources in any material respect without the prior written consent of the Financing Sources.

9.3.    Waiver. Other than Section 7.1, the conditions to each of the respective Parties’ obligations to consummate the Merger and any other transactions contemplated by this Agreement are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4.    Counterparts. This Agreement and any amendments to this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic means (including delivery of an image of a manual or electronic signature by means of .pdf, .tif, .gif, .jpg, .jpeg, or similar attachment to an email, or delivery of electronic signatures via DocuSign, Adobe Sign, or similar platform) shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5.    Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)    This Agreement and any claim, cause of action or Action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties (i) irrevocably and unconditionally submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware, then any Delaware state court) (the “Chosen Courts”), in the event of any claim, action or proceeding between the Parties (whether in contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, (iii) agrees that it shall not bring any claim, action or proceeding against any other Parties arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts and that a final judgment in any legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law, and (iv) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Chosen Courts. Each Party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such claim, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LEGAL ACTION AGAINST ANY FINANCING SOURCE ARISING OUT OF OR RELATED TO THE FINANCING. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5, (iii) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, AND (iv) MAKES THIS WAIVER VOLUNTARILY.

(c)    Notwithstanding anything to the contrary in this Agreement, each Party expressly and irrevocably agrees that any action (whether at law, in contract or in tort) to which any Financing Source is party arising out of or in any way relating to the transactions contemplated hereby shall be brought exclusively in the Supreme Court of New York, County of New York (unless the Supreme Court of the State of New York, County of New York declines to accept jurisdiction over a particular matter, in which case, the United States District Court for the Southern District of New York) (together with the appellate courts thereof, the “New York Courts”), and each of the Parties hereby submits to the exclusive jurisdiction of the New York Courts for the purpose of any such action. Each Party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any New York Court, (ii) any claim that any such action brought in any New York Court has been brought in an inconvenient forum, and (iii) any claim that any New York Court does not have jurisdiction with respect to such action.

(d)    The Parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any Party does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach or threaten to breach any such provisions. It is accordingly agreed that, at any time prior to the valid termination of this Agreement pursuant to ARTICLE VIII and subject to the limitations set forth therein and in this Section 9.5, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, including the right of a Party to cause each other Party to consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions of this Agreement without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable or not appropriate for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. Under no circumstances will Parent or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages.

9.6.    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to any other Party shall be in writing and (a) served by personal delivery by hand upon the Party for whom it is intended, (b) served by an internationally-recognized overnight courier service upon the Party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email, in each case, to the following address:

If to Parent or Merger Sub:

Mist Holding Co.

c/o MDaudit
800 Lexington St, Waltham Plaza #1038

Waltham, Massachusetts 02452
Attention: Ritesh Ramesh; Nick Barnes
Email: rramesh@hayesmanagement.com; nbarnes@hayesmanagement.com with a copy to (which shall not constitute notice):

Goodwin Procter LLP

520 Broadway, Suite 500

Santa Monica, California 90401

Attention: Andrew J. Weidhaas; Rachel Frankeny

Email: aweidhaas@goodwinlaw.com; rfrankeny@goodwinlaw.com

If to the Company:

Streamline Health Solutions, Inc.

2400 Old Milton Pkwy., Box 1353

Alpharetta, GA 30009

Attention: Benjamin L. Stilwill
Email: Benjamin.Stilwill@streamlinehealth.net

with a copy to (which shall not constitute notice):

Troutman Pepper Locke LLP

600 Peachtree Street NE, Suite 3000

Atlanta, Georgia 30308

Attention: David W. Ghegan

E-mail: david.ghegan@troutman.com

or to such other Person or addressees as has or have been designated in writing by the Party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving Party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three Business Days after deposit in the mail, if sent by registered or certified mail, or (z) upon sending, if sent by email during normal business hours (9:00 a.m. Eastern Time to 5:00 p.m. Eastern Time) on a Business Day (or on the next Business Day if sent outside of such hours), so long as the sender of such email does not receive any automatically generated failure to deliver or similar response indicating that the message has not been received by the intended recipient. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6. Rejection or other refusal to accept, or the inability to deliver because of changed address or other details of which no notice is given, will be deemed to be receipt of any notice pursuant to this Section 9.6 as of the date of rejection, refusal or inability to deliver.

9.7.    Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto), the Support Agreements, the Confidentiality Agreement and the documents and other agreements among the Parties, or any of them, as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule, together with each other agreement entered into by or among any of the Parties as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof. Effective as of the Closing, the Parties agree that the Confidentiality Agreement shall be terminated, without further action on the part of any party thereto.

9.8.    No Third-Party Beneficiaries. Except as provided in this Section 9.8, Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided that if, and only if, the Effective Time occurs, (a) the holders of shares of Common Stock shall be third-party beneficiaries of, and entitled to rely on, Section 4.1 (Effect of the Company Merger) and Section 4.2 (Exchange of Shares), (b) the holders of Company Options, Company Restricted Shares and Company Warrants shall be party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards and Company Warrants), as applicable, and (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance). The Parties further agree that the rights of third-party beneficiaries under the proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 9.2, Section 9.5, and this Section 9.8 will, subject to the rights of the Financing Sources in the last sentence of Section 9.2, inure to the benefit of the Financing Sources, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Financing Sources), (c) the provisions of Section 8.2(d) will inure to the benefit of the Company Related Parties, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that the provisions of such Section will be enforceable by the Company Related Parties), and (d) the provisions of Section 9.15 will inure to the benefit of the Parent Related Parties, each of whom are intended to be third-party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Parent Related Parties).

9.9.    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent, including Merger Sub and, after the Effective Time, the Surviving Corporation, to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.    Transfer Taxes. Any transfer, documentary, sales, use, stamp, registration, excise and other similar Taxes and fees incurred in connection with the Merger and the other transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid or caused to be paid by Parent when due, whether levied on Parent or any another Person, and Parent shall file or cause to be filed all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. The Parties will cooperate, in good faith, in the filing of any Tax Returns with respect to Transfer Taxes and the minimization, to the extent reasonably permissible under applicable Law, of the amount of any Transfer Taxes.

9.11.    Definitions. Capitalized terms used in this Agreement have the meanings specified in Annex A.

9.12.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party.

9.13.    Interpretation; Construction.

(a)    The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or Article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” the words “shall” and “will” denote a directive and obligation (and not an option), the use of the words “or,” “either” and “any” shall not be exclusive (and the phrase “and/or,” where used, is used for emphasis only), any reference to “writing” or comparable expressions includes a reference to email or comparable means of communication, any reference to a Law shall include any rules and regulations promulgated thereunder, and shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly-owned Subsidiary” or “wholly-owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by Law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC or uploaded to the virtual data room hosted by Intralinks titled Project Bullseye at least twenty-four (24) hours prior to the date hereof. The word “day,” unless otherwise indicated, shall be deemed to refer to a calendar day. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(c)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The Parties acknowledge and agree that prior drafts of this Agreement will not be deemed to provide any evidence as to the meaning of any provision hereof, or the intent of the Parties with respect hereto, and that such drafts will be deemed to be the joint work product of the Parties. Furthermore, the Parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction. The Parties intend that each representation, warranty, covenant and agreement contained herein shall have independent significance. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.

9.14.    Successors and Assigns. No Party may assign either this Agreement nor any of its rights, interests or obligations under this Agreement without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights, interests and obligations pursuant to this Agreement (a) to any of their respective Affiliates; or (b) to any secured creditor, for purposes of creating a security interest herein or otherwise assigning as collateral. It is understood and agreed that, in each case, such assignment shall not (i) affect the obligations of the parties to any debt commitment letter; or (ii) materially impede or materially delay the consummation of the Merger or otherwise materially impede the rights of the holders of shares of Common Stock, Company Equity Awards and Company Warrants pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations under this Agreement. Any purported assignment in violation of this Agreement is null and void ab initio.

9.15.    No Recourse. In no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or monetary award of any kind (including consequential, special, indirect or punitive damages) against any Parent Related Party with respect to this Agreement or the transactions contemplated hereby and thereby (including any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or any claims or Actions under applicable Laws arising out of any such breach, termination or failure, except, in each case, for claims that the Company may assert (a) against any Person that is a party to, and solely pursuant to the terms and conditions of, the Confidentiality Agreement; or (b) against Parent or Merger Sub to the extent expressly provided for in this Agreement.

9.16.    Necessary Further Actions. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest in the Surviving Corporation the full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

MIST HOLDING CO.

By: /s/ Ritesh Ramesh

Name: Ritesh Ramesh
Title: Chief Executive Officer and President

MD BE MERGER SUB, INC.

By: /s/ Ritesh Ramesh

Name: Ritesh Ramesh
Title: Chief Executive Officer and President

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

STREAMLINE HEALTH

SOLUTIONS, INC.

By: /s/ Benjamin L. Stilwill

Name: Benjamin L. Stilwill
Title: Chief Executive Officer

ANNEX A
DEFINED TERMS

“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (a) in effect as of the date hereof; or (b) executed, delivered and effective after the date hereof, in either case (i) containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions), (ii) other than with respect to any immaterial provisions, containing confidentiality provisions not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement, and (iii) that does not (A) prohibit the Company from providing any information to Parent in accordance with, or otherwise complying with Section 6.2 or (B) provide for the reimbursement by the Company or any of its Subsidiaries of any of the counterparty’s costs or expenses.

“Acquisition Proposal” means any proposal or offer from a Third Person relating to, or that would reasonably be expected to lead to, any transaction or series of related transactions that, if consummated, would result in (a) a direct or indirect purchase or acquisition by a Third Person of the assets of the Company or any of its Subsidiaries constituting twenty percent (20%) or more of the consolidated net revenues, net income or total assets (including equity securities of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect purchase or acquisition by a Third Person of twenty percent (20%) or more of the Common Stock or other equity interests of the Company or beneficial ownership of twenty percent (20%) or more of the total voting power of the Company; or (c) a direct or indirect merger, joint venture, partnership, consolidation, dissolution, liquidation, recapitalization, reorganization, business combination or other similar transaction involving the Company; (d) a tender offer, share exchange or exchange offer pursuant to which such Third Person (or its equityholders) would hold twenty percent (20%) or more of the Common Stock or other equity interests of the Company or securities representing twenty percent (20%) or more of the total voting power of the Company (or the surviving or resulting entity) after giving effect to such transaction; or (e) any combination of the foregoing types of transactions if the sum of the consolidated net revenues, net income or total assets and Common Stock (or voting power of securities of the Company other than the Common Stock) involved is more than twenty percent (20%).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Anti-Corruption Laws” means all U.S. and applicable non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 C.F.R. Chapter X.

“Business Associate” means a “business associate” as defined in 45 C.F.R. § 160.103.

“Business Associate Agreement” means a written agreement between a Business Associate and a Covered Entity that satisfies the requirements set forth in HIPAA (including under 45 C.F.R. §§ 164.308(b) and 164.502(e)) and contains all elements required by HIPAA (including under 45 C.F.R. §§ 164.314(a) and 164.504(e)).

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized to close.

“Business IP” means (a) Owned IP, and (b) Intellectual Property Rights used, or held for use, by the Company or any of its Subsidiaries in its business as currently conducted.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Equity Plan” means each of the Streamline Health Solutions, Inc. 2024 Omnibus Incentive Compensation Plan, as heretofore amended or restated, and the Streamline Health Solutions, Inc. Third Amended and Restated 2013 Stock Incentive Plan, as heretofore amended and restated.

“Company Related Party” means any Related Party of the Company.

“Company System” means the software, hardware, networks and other computer systems administered, controlled, owned, licensed or leased by the Company or any of its Subsidiaries or used in connection with the business of the Company or any of its Subsidiaries.

“Covered Entity” means “Covered Entity” as defined in 45 CFR § 160.103.

“Cures Act” means, specifically, those certain information blocking prohibitions in the 21st Century Cures Act and its implementing regulations at 45 C.F.R. Part 170 and 171 et seq., as amended from time to time.

“Environmental Law” means any Law relating to pollution, the protection of the environment, or human health and safety or Hazardous Substances and any applicable orders, judgments, decrees, permits, licenses or other authorizations or mandates under such Laws.

“ERISA Affiliate” means each Person that, at any relevant time, would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange” means with respect to any Person, any U.S. or non-U.S. securities, commodities, futures, options, derivatives or other financial product exchange, transaction facility or other financial market or system (and its clearinghouse, if any) through which such Person or any of its Affiliates conducts trading.

“Existing Credit Facility” means that certain Second Amended and Restated Loan and Security Agreement, dated as of August 26, 2021 (as amended, supplemented, waived or otherwise modified from time to time), by and among the Company, the other borrowers party thereto (as defined therein), and Western Alliance Bank, an Arizona corporation.

“Financing Sources” means the agents, arrangers and lenders that provide or arrange the Financing, including the agents, arrangers and lenders party to the credit agreement, other definitive documentation relating thereto and any amendments of the forgoing entered into in connection therewith, together with their respective Affiliates and their respective Affiliates’ officers, directors, general or limited partners, shareholders, members, employees, controlling Persons, agents and representatives and their respective permitted successors and assigns.

“Generative AI Tools” means artificial intelligence systems or models that have the ability to generate content or output, including content or output closely resembling or mimicking human-created content or output.

“Group” shall have the meaning given to such term under Section 13 of the Exchange Act.

“Hazardous Substance” means any material, substance, chemical, contaminant or waste that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant, or for which liability or standards of conduct may be imposed, under any Environmental Law, including any petroleum constituents, radioactive materials, radon, asbestos and asbestos containing materials, per- and polyfluoroalkyl substances, pesticides, odor, regulated levels of mold or polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 (the “HITECH Act”), and as otherwise amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, all indebtedness, liabilities and obligations, now existing or hereafter arising, for money borrowed by a Person, or any contingent liability for or guaranty by a Person of any obligation of any other Person (including the pledge of any collateral or grant of any security interest by a Person in any property as security for any such liability, guaranty or obligation) whether or not any of the foregoing is evidenced by any note, indenture, debenture, bond, guaranty or agreement, but excluding all trade payables incurred in the ordinary course of business.

“Intellectual Property Rights” means, in any and all jurisdictions throughout the world and under any international treaties or conventions, all intellectual property and proprietary rights, including all (a) patents, divisionals, continuations, renewals, extensions, reexaminations and all other patent applications of any kind, and patent rights, (b) registered and unregistered trademarks, trade names, trade dress, service marks, corporate names, logos, packaging design, slogans, domain names, social media accounts, and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing (“Marks”), (c) copyrights in both published and unpublished works and mask work rights, (d) trade secrets and other confidential information, including inventions, processes, formulae, methods, schematics, technology, know-how, computer software programs (including source code and object code), data and databases and rights under applicable trade secret law in the foregoing, and (e) any and all registrations and applications for registration of any of the foregoing.

“Knowledge” means, with respect to the Company, the actual knowledge of any of the Persons set forth on Section A.1 of the Company Disclosure Schedule and, with respect to Parent, the actual knowledge of any of the Persons listed on Section A.1 of the Parent Disclosure Schedule, in each case, after reasonable inquiry.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

“Lien” means any mortgage, lien, license, pledge, charge, security interest, deed of trust, U.S. Uniform Commercial Code lien, right of first refusal, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance, fact or development that has had or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on (a) the assets, properties, business, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company or any of its Subsidiaries to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement, including the Merger; provided, however, that no change, effect, event, occurrence, circumstance, fact or development resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur solely with respect to the foregoing clause (a): (i) changes in the economy or financial, debt, credit or securities markets generally in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes generally affecting the industries in which the Company and its Subsidiaries operate; (iii) changes in United States generally accepted accounting principles (“U.S. GAAP”) or in any Law, or the official interpretations thereof first occurring after the date of this Agreement; (iv) changes in any political or geopolitical, regulatory, legislative or social conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing; (v) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, epidemics or other outbreaks of disease, quarantine restrictions, floods, droughts or other natural disasters and force majeure events) (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s)); (vi) any capital market conditions, in each case in the United States or any other country or region in the world; (vii) a decline, in and of itself, in the price or trading volume of the shares of Common Stock on the Nasdaq Capital Market or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries; provided that the underlying causes of any such decline may be taken into account in determining whether there has been or will be a Material Adverse Effect, unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (viii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided that the underlying causes of any such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect, unless (and to the extent) such underlying cause would otherwise be excluded by other clauses of this definition; (ix) (A) the identity of Parent or Merger Sub, or (B) announcement, pendency or consummation of this Agreement or the transactions contemplated hereby, including the Merger, including, in each case, the impact thereof on relationships with lenders, employees, customers, suppliers, distributors, partners, vendors or other Persons (provided, that this clause (ix) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty is intended to address the consequences of the negotiation, execution or delivery of this Agreement, the performance of the requirements of this Agreement or the announcement, pendency or consummation of this Agreement or the transactions contemplated hereby or for the purpose of the condition set forth in Section 7.2(a) as it relates to such representations and warranties on or prior to the Closing); (x) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors, officers or employees arising out of this Agreement or the transactions contemplated hereby, including the Merger; (xi) any action by the Company or its Subsidiaries that is expressly required by this Agreement, or any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the express written request of Parent or Merger Sub or with the express written consent of Parent or Merger Sub; or (xii) the availability or cost of equity, debt or other financing to Parent or Merger Sub; except, in the case of clause (i) through clause (vi), to the extent the Company and its Subsidiaries, taken as a whole, are disproportionately adversely affected by such changes, effects, events, occurrences or developments, compared to other participants in the industry in which the Company and its Subsidiaries operates, then only such disproportionality may be taken into account.

“Open Source Software” means all software (in source or object code form) or documentation that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Owned IP” means any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries, including the Registered Intellectual Property.

“Parent Related Party” means any Related Party of Parent.

“Permitted Liens” means: (a) Liens for Taxes or assessments that are (i) not yet due or delinquent, or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (b) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business that are (i) not yet due or delinquent, or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (c) with respect to the Leased Real Property, (i) easements, covenants, conditions, restrictions or other similar matters of record that do not, individually or in the aggregate, materially impair the use, occupancy or value of such Leased Real Property, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (ii) zoning, building, subdivision or other similar requirements or restrictions which are imposed by any Governmental Authority of competent jurisdiction which are not violated by the current use or occupancy of such Leased Real Property or the current operation of the business thereon, and (iii) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Leased Real Property incurred in the ordinary course of business for amounts which are not due and payable; (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws, social security, retirement or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case, incurred or made in the ordinary course of business; (e) non-exclusive licenses and non-exclusive rights granted by the Company with respect to Owned Intellectual Property Rights in the ordinary course of business; (f) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP; (g) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the year ended January 31, 2025 (or any notes thereto) and; (h) Liens otherwise disclosed on Section A.2 of the Company Disclosure Schedule.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means any information relating to an identified or identifiable natural person, household or device, including information and data that is subject to any applicable Privacy Laws or defined as “personal information,” “personal health information,” “consumer health data,” or any similar term under applicable Privacy Laws (whether of patients, employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium).

“PHI” means “protected health information” as defined in 45 C.F.R. § 160.103, that is in the possession or under the control of the Company (including its Workforce) or any of its Business Associates.

“Preferred Stock” means the shares of preferred stock, par value $0.01 per share, of the Company.

“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure, dissemination, sale or transfer (including cross-border) of any Protected Information, any and all Applicable Laws relating to breach notification, the use of biometric identifiers, and the use of Protected Information for marketing purposes, including HIPAA, the General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), Washington’s My Health My Data Act, and all U.S. state consumer privacy laws and consumer health privacy laws, the Illinois Biometric Information Protection Act and all other laws governing the collection or processing of biometric information, the CAN-SPAM Act, the U.S. Telephone Consumer Protection Act, the California Invasion of Privacy Act and any applicable Laws concerning privacy or data protection in any jurisdiction in which the Company conducts business.

“Privacy Requirements” means, as applicable: (i) all Privacy Laws, (ii) the Payment Card Industry Data Security Standards, (iii) all of the Company and its Subsidiaries’ publicly facing policies and notices, and (iv) all contractual obligations, in each case, relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, disposal, destruction, disclosure, or transfer (including cross-border) of Protected Information held or processed by or on behalf of the Company and its Subsidiaries.

“Products” means all proprietary products and services (including software used to make any service available) developed, produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries and all proprietary products and services currently under development by the Company or any of its Subsidiaries.

“Protected Information” means any information relating to an identified or identifiable natural person, household or device, including information and data that is subject to any applicable Privacy Laws or defined as “personal information,” “personal health information,” “consumer health data,” or any similar term under applicable Privacy Laws (whether of patients, employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium).

“Real Property Leases” means the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property.

“Registered Intellectual Property” means all Owned IP issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority, including domain name registrations.

“Regulation S-K” shall mean Regulation S-K promulgated under the Securities Act.

“Related Party” means, with respect to a Party, such Party and any of such Party’s respective former, current or future Affiliates and any of the foregoing’s respective former, current or future, direct or indirect, officers, directors, employees, Affiliates, shareholders, equity holders, managers, members, partners, agents, attorneys, advisors, Financing Sources or other Representatives or any of the foregoing’s respective successors or assigns.

“Representative” means, with respect to any Person, its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, and other representatives and advisors.

“Requisite Company Stockholder Approval” means the affirmative vote of the holders representing two-thirds (66 2/3%) of the aggregate voting power of the outstanding shares of Common Stock entitled to vote thereon adopting this Agreement and approving the Merger and the other transactions contemplated by this Agreement.

“Sanctioned Country” means any country or region or Governmental Authority thereof that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic” regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Trade Controls, including: (a) any Person listed on any U.S. or non-U.S. Sanctions or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State Sanctions- or export-related restricted party list; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any Person located, organized, or resident in or a national of a Sanctioned Country.

“Sanctions” means all U.S. and applicable non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“Solvent” means, with respect to any Person and its Subsidiaries, on a consolidated basis, that, as of any date of determination, (a) the fair saleable value (determined on a going concern basis) of the assets of such Person, together with its Subsidiaries, taken as a whole, is greater than the total amount of such Person’s, together with its Subsidiaries’, liabilities (including all liabilities, whether or not reflected on a balance sheet prepared in accordance with U.S. GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole; (b) such Person, together with its Subsidiaries, taken as a whole, is able to pay its debts and obligations in the ordinary course of business as they become due; and (c) such Person, together with its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital to carry on its businesses and all businesses in which it is about to engage.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal (with references to twenty percent (20%) being deemed to be replaced with references to fifty percent (50%)) by a Person or Group (other than Parent, Merger Sub and their respective Affiliates) that (a) was not the result of a breach of Section 6.2, and (b) the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (in their capacities as such) than the transactions contemplated by this Agreement, including the Merger, and after taking into account (x) any revisions to this Agreement proposed by Parent in writing prior to the time of such determination; (y) the availability of financing (to the extent applicable), likelihood of consummation in accordance with the terms of such Acquisition Proposal and regulatory considerations; and (z) those factors and matters deemed relevant by the Company Board, including (1) the identity of the Person making the proposal; and (2) legal, financial (including financing terms and the form, amount and timing of payment of consideration), regulatory, certainty of closing, timing and other aspects of such Acquisition Proposal.

“Tax” or “Taxes” means any and all U.S. federal, state, and local and non-U.S. taxes, or duties, tariffs, imposts, fees, levies, assessments or any other like charges in the nature of a tax imposed by any Governmental Authority, whether disputed or not, including income, gross receipts, license, registration, corporate, profits, capital, excise, property (real, personal and intangible), sales, use, transfer, capital gains, goods and services or harmonized sales, alternative or add-on minimum, ad valorem, net worth, estimated, employment turnover, payroll, employment, social security (or similar, including FICA), unemployment, disability, severance, stamp, occupation, premium, windfall profits, value added and franchise taxes, withholdings and custom duties, together with all interest, penalties, additions to tax and additional amounts or costs imposed with respect to such amounts by any Governmental Authority and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” means any return, report, declaration, claim for refund, information return or other similar document filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Tax, including any schedule, attachment or supplement thereto, and including any amendment thereof.

“Third Person” means any Person or Group, other than (a) the Company or any of its controlled Affiliates or (b) Parent, Merger Sub or any their respective Affiliates or any Group including Parent, Merger Sub or any their respective Affiliates.

“Willful Breach” means a material breach of this Agreement that is a consequence of a willful or deliberate act or failure to act by a Party that knows or would reasonably be expected to have known that the taking of such act or failure to act would, or would reasonably be expected to, cause a breach of this Agreement.

“Workforce” means “workforce” as defined in 45 C.F.R. § 160.103.

Term	Section
401(k) Plan	6.9(d)
Action	5.1(h)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(iv)
Antitrust Law	6.5(d)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(i)(i)
Book-Entry Certificates	4.1(a)
Bylaws	2.2
Cain Brothers	5.1(u)
Certificates	4.1(a)
Certificate of Merger	1.3
Change of Recommendation	6.2(d)(iv)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Commission Arrangement	6.9(c)
Company	Preamble
Company Board	Recitals
Company Debt	6.17(a)
Company Disclosure Schedule	5.1
Company Equity Awards	5.1(b)(ii)
Company Option	4.3(a)
Company Permits	5.1(j)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Restricted Share	4.3(b)
Company Securities	6.1(b)(iii)
Company Stockholders Meeting	6.4
Company Termination Fee	8.2(b)
Company Warrants	4.3(c)
Confidential Information	5.1(q)(i)
Confidentiality Agreement	6.6(a)
Continuing Employee	6.9(a)
Contract	5.1(d)(ii)
D&O Insurance	6.11(c)
Debt Payoff Amount	6.17(a)
DGCL	Recitals
Dissenting Shares	4.1
DOJ	6.5(b)
DPA	5.1(j)(v)
DTC	4.2(c)(i)
Effective Time	1.3
Enforcement Costs	8.2(c)
ERISA	5.1(i)(i)
Exchange Act	5.1(d)(i)
Excluded Shares	4.1
Existing Stockholders	Recitals
Financing	6.13
FTC	6.5(b)
Governmental Authority	5.1(d)(i)
Indemnified Party or Indemnified Parties	6.11(a)
Insurance Policies	5.1(r)
Intervening Event	6.2(e)(ii)
IRS	5.1(i)(i)
Labor Agreement	5.1(p)(i)
Laws	5.1(j)(i)
Match Period	6.2(e)(i)
Material Contract	5.1(k)(ii)
Maximum Premium	6.11(c)
Merger	Recitals
Merger Consideration	4.1
Merger Sub	Preamble
Multiemployer Plan	5.1(i)(ii)
New York Courts	9.5(a)
Open Source Software	5.1(q)(v)
Order	7.1(b)
Outside Date	8.1(b)
Parent	Preamble
Parent 401(k) Plan	6.9(d)
Parent Disclosure Schedule	5.2
Parties or Party	Preamble
Paying Agent	4.2(a)
Paying Agent Agreement	4.2(a)
Payment Fund	4.2(b)
Preferred Stock	Annex A
Proxy Statement	6.3(a)
Reimbursement Obligations	6.13(b)
SEC	5.1
SEC Clearance Date	6.3(b)
Securities Act	5.1(d)(i)
Security Reviews	5.1(r)(iii)
Service Provider	5.1(i)(i)
Support Agreement	Recitals
Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Law	5.1(m)
Termination Date	6.9(d)
Third Party IP	5.1(q)(ii)
Trade Controls	5.1(j)(iii)
Transfer Taxes	9.10
WARN Act	5.1(p)(iv)

EXHIBIT A

SURVIVING CORPORATION CHARTER

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

STREAMLINE HEALTH SOLUTIONS, INC.

FIRST:         The name of this corporation shall be: Streamline Health Solutions, Inc.

SECOND:    Its registered office in the State of Delaware is to be located at c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808, and its registered agent at such address is: Corporation Service Company.

THIRD:       The purpose or purposes of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

FOURTH:    The total number of shares of stock which this corporation is authorized to issue is:

1,000 shares of $0.0001 par value common stock.

FIFTH:         In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SIXTH:        Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law. No amendment, modification or repeal of this Article Seventh shall adversely affect the rights and protection afforded to a director of the corporation under this Article Seventh for acts or omissions occurring prior to such amendment, modification or repeal.

EIGHTH:    The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Eighth.